CONFORMED COPY










                     CREDIT AGREEMENT


                           among


             PHILLIPS-VAN HEUSEN CORPORATION,


                      VARIOUS BANKS,


                            and


                  BANKERS TRUST COMPANY,
                         as AGENT





               Dated as of December 16, 1993





                       $250,000,000

                     TABLE OF CONTENTS



                                                       Page


SECTION 1.  Amount and Terms of Loans . . . . . . . . .   1
     1.01  Commitments. . . . . . . . . . . . . . . . .   1
     1.02  Minimum Amount of Each Borrowing . . . . . .   2
     1.03  Notice of Borrowing of Revolving Loans . . .   2
     1.04  Competitive Bid Borrowings . . . . . . . . .   3
     1.05  Disbursement of Funds. . . . . . . . . . . .   5
     1.06  Notes; Register. . . . . . . . . . . . . . .   6
     1.07  Conversions. . . . . . . . . . . . . . . . .   7
     1.08  Pro Rata Borrowings. . . . . . . . . . . . .   8
     1.09  Interest . . . . . . . . . . . . . . . . . .   8
     1.10  Interest Periods . . . . . . . . . . . . . .   9
     1.11  Increased Costs, Illegality, etc.. . . . . .  11
     1.12  Compensation . . . . . . . . . . . . . . . .  13
     1.13  Change of Lending Office . . . . . . . . . .  14
     1.14  Replacement of Banks . . . . . . . . . . . .  15

SECTION 2.  Letters of Credit . . . . . . . . . . . . .  16
     2.01  Letters of Credit. . . . . . . . . . . . . .  16
     2.02  Letter of Credit Applications. . . . . . . .  16
     2.03  Letter of Credit Participations. . . . . . .  17
     2.04  Agreement to Repay Letter of Credit Draw-
             ings . . . . . . . . . . . . . . . . . . .  20
     2.05  Increased Costs. . . . . . . . . . . . . . .  21
     2.06  Extension of Letter of Credit Expiry Date. .  22
     2.07  Letter of Credit Issuer Reporting Require-
             ments. . . . . . . . . . . . . . . . . . .  22

SECTION 3.  Fees; Commitments . . . . . . . . . . . . .  23
     3.01  Fees . . . . . . . . . . . . . . . . . . . .  23
     3.02  Voluntary Reduction of Commitments . . . . .  25
     3.03  Mandatory Reduction of Commitments . . . . .  25

SECTION 4.  Payments. . . . . . . . . . . . . . . . . .  25
     4.01  Voluntary Prepayments. . . . . . . . . . . .  25
     4.02  Mandatory Prepayments. . . . . . . . . . . .  26
     4.03  Method and Place of Payment. . . . . . . . .  27
     4.04  Net Payments . . . . . . . . . . . . . . . .  27
     4.05  Contingent Prepayments . . . . . . . . . . .  28



                            (i)

SECTION 5.  Conditions Precedent. . . . . . . . . . . .  29
     5.01  Conditions to Effectiveness. . . . . . . . .  29
     5.02  Conditions Precedent to Each Credit Event. .  31

SECTION 6.  Representations, Warranties and Agree-
     ments. . . . . . . . . . . . . . . . . . . . . . .  32
     6.01  Corporate Status . . . . . . . . . . . . . .  32
     6.02  Corporate Power and Authority. . . . . . . .  32
     6.03  No Violation . . . . . . . . . . . . . . . .  33
     6.04  Governmental Approvals . . . . . . . . . . .  33
     6.05  Financial Statements; Financial Condition. .  33
     6.06  Litigation . . . . . . . . . . . . . . . . .  34
     6.07  True and Complete Disclosure . . . . . . . .  34
     6.08  Use of Proceeds; Margin Regulations. . . . .  34
     6.09  Tax Returns and Payments . . . . . . . . . .  34
     6.10  Compliance with ERISA. . . . . . . . . . . .  35
     6.11  Subsidiaries . . . . . . . . . . . . . . . .  36
     6.12  Compliance with Statutes, etc. . . . . . . .  36
     6.13  Investment Company Act . . . . . . . . . . .  36
     6.14  Public Utility Holding Company Act . . . . .  36
     6.15  Labor Relations. . . . . . . . . . . . . . .  36
     6.16  Patents, Licenses, Franchises and Formulas .  37

SECTION 7.  Affirmative Covenants . . . . . . . . . . .  37
     7.01  Information Covenants. . . . . . . . . . . .  37
     7.02  Books, Records and Inspections . . . . . . .  40
     7.03  Maintenance of Property; Insurance . . . . .  40
     7.04  Corporate Franchises . . . . . . . . . . . .  41
     7.05  Compliance with Statutes, etc. . . . . . . .  41
     7.06  ERISA. . . . . . . . . . . . . . . . . . . .  41
     7.07  Performance of Obligations . . . . . . . . .  42
     7.08  Payment of Taxes and Claims. . . . . . . . .  42

SECTION 8.  Negative Covenants. . . . . . . . . . . . .  42
     8.01  Liens. . . . . . . . . . . . . . . . . . . .  43
     8.02  Consolidation, Merger, Sale of Assets. . . .  44
     8.03  Advances, Investments and Loans. . . . . . .  45
     8.04  Transactions with Affiliates . . . . . . . .  46
     8.05  Interest Coverage Ratio. . . . . . . . . . .  46
     8.06  Minimum Consolidated Net Worth . . . . . . .  47
     8.07  Leverage Ratio . . . . . . . . . . . . . . .  47
     8.08  Limitation on Restrictions on Subsidiary
             Dividends and Other Distributions. . . . .  47
     8.09   Subsidiary Indebtedness . . . . . . . . . .  47
     8.10   Restricted Payment Put. . . . . . . . . . .  48




                           (ii)

SECTION 9.  Events of Default . . . . . . . . . . . . .  48
     9.01  Payments . . . . . . . . . . . . . . . . . .  48
     9.02  Representations, etc.. . . . . . . . . . . .  48
     9.03  Covenants. . . . . . . . . . . . . . . . . .  48
     9.04  Default Under Other Agreements . . . . . . .  48
     9.05  Bankruptcy, etc. . . . . . . . . . . . . . .  49
     9.06  ERISA. . . . . . . . . . . . . . . . . . . .  50
     9.07  Judgments. . . . . . . . . . . . . . . . . .  50

SECTION 10.  Definitions and Accounting Terms . . . . .  51
     10.01  Defined Terms . . . . . . . . . . . . . . .  51
     10.02  Principles of Construction. . . . . . . . .  74

SECTION 11.  The Agent. . . . . . . . . . . . . . . . .  74
     11.01  Appointment . . . . . . . . . . . . . . . .  74
     11.02  Nature of Duties. . . . . . . . . . . . . .  74
     11.03  Lack of Reliance on the Agent . . . . . . .  75
     11.04  Certain Rights of the Agent . . . . . . . .  75
     11.05  Reliance. . . . . . . . . . . . . . . . . .  76
     11.06  Indemnification . . . . . . . . . . . . . .  76
     11.07  The Agent in its Individual Capacity. . . .  76
     11.08  Holders . . . . . . . . . . . . . . . . . .  76
     11.09  Resignation by the Agent. . . . . . . . . .  77

SECTION 12.  Miscellaneous. . . . . . . . . . . . . . .  77
     12.01  Payment of Expenses, etc. . . . . . . . . .  77
     12.02  Right of Setoff . . . . . . . . . . . . . .  78
     12.03  Notices . . . . . . . . . . . . . . . . . .  79
     12.04  Benefit of Agreement. . . . . . . . . . . .  79
     12.05  No Waiver; Remedies Cumulative. . . . . . .  81
     12.06  Payments Pro Rata . . . . . . . . . . . . .  81
     12.07  Calculations; Computations. . . . . . . . .  82
     12.08  Governing Law; Submission to Jurisdiction;
             Venue. . . . . . . . . . . . . . . . . . .  83
     12.09  Obligation to Make Payments in Dollars. . .  84
     12.10  Counterparts. . . . . . . . . . . . . . . .  84
     12.11  Headings Descriptive. . . . . . . . . . . .  84
     12.12  Amendment or Waiver . . . . . . . . . . . .  85
     12.13  Survival. . . . . . . . . . . . . . . . . .  85
     12.14  Domicile of Loans . . . . . . . . . . . . .  86
     12.15  Waiver of Jury Trial. . . . . . . . . . . .  86








                           (iii)

SCHEDULE I       Commitments
SCHEDULE II      Applicable Lending Offices; Issuing Bank
                   Payment Offices
SCHEDULE III     Existing Letters of Credit
SCHEDULE IV      Subsidiaries
SCHEDULE V       Permitted Liens
SCHEDULE VI      Guarantees
SCHEDULE VII     Investments
SCHEDULE VIII    ERISA
SCHEDULE IX      Letter of Credit Issuers and Issuance
                   Amounts

EXHIBIT A-1      Notice of Borrowing
EXHIBIT A-2      Notice of Competitive Bid Borrowing
EXHIBIT B        Form of Note
EXHIBIT C        Form of Opinion of Counsel
EXHIBIT D        Form of Officers' Certificate
EXHIBIT E        Form of Assignment and Assumption
                 Agreement































                           (iv)

          CREDIT AGREEMENT, dated as of December 16, 1993, among PHILLIPS-VAN HEUSEN CORPORATION (the "Borrower"), a Delaware corporation, the financial institutions listed from time to time on Schedule I hereto (each a "Bank" and, collectively, the "Banks") and BANKERS TRUST COMPANY, acting in the manner and to the extent described in Section 11 (in such capacity, the "Agent").


                   W I T N E S S E T H :


          WHEREAS, subject to and upon the terms and con-ditions herein set forth, the Banks are willing to make available the credit facility provided for herein;


          NOW, THEREFORE, IT IS AGREED:

          SECTION 1.  Amount and Terms of Loans.

          1.01 Commitments. (a) Subject to and upon the terms and conditions herein set forth, each Bank severally agrees to make a loan or loans (each a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower, which Revolving Loans (i) shall be made at any time and from time to time on and after the Effective Date and prior to the Maturity Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans, CD Rate Loans or Eurodollar Loans, provided that all Revolving Loans made by all Banks pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Loans of the same Type,
(iii) may be repaid and reborrowed in accordance with the provisions hereof and (iv) after giving effect to any Borrowing and the use of the proceeds thereof, shall not exceed for any Bank at any time outstanding the Revolving Commitment of such Bank at such time. Notwithstanding the foregoing, the sum of (x) the aggregate outstanding principal amount of all Revolving Loans outstanding at any time, plus
(y) the aggregate outstanding principal amount of all Competitive Bid Loans outstanding at such time, shall not exceed the Available Total Revolving Commitment.

          (b) Subject to and upon the terms and conditions herein set forth, each Bank severally agrees that the Bor-rower may incur a loan or loans (each a "Competitive Bid Loan" and collectively, the "Competitive Bid Loans") pursuant to a Competitive Bid Borrowing from time to time on and after the Effective Date and prior to the date which is the third Business Day preceding the date which is seven days prior to the Maturity Date; provided that after giving effect to any Competitive Bid Borrowing and the use of the proceeds there-of, the aggregate outstanding principal amount of Competitive Bid Loans will not exceed either (x) $50,000,000 or (y) when combined with the aggregate outstanding principal amount of all Revolving Loans then outstanding, the Available Total Revolving Commitment at such time. Within the foregoing limits and subject to the conditions set out in Section 1.04, Competitive Bid Loans may be repaid and reborrowed in accor-dance with the provisions hereof.

          1.02 Minimum Amount of Each Borrowing. The aggre-gate principal amount of each Borrowing of Revolving Loans shall not be less than $3,000,000 for Fixed Rate Loans (and, if greater, shall be in an integral multiple of $500,000) and $1,000,000 for Base Rate Loans (and, if greater, shall be in an integral multiple of $500,000). More than one Borrowing may be incurred on any date.

          1.03 Notice of Borrowing of Revolving Loans. (a) Whenever the Borrower desires to incur Revolving Loans here-under it shall give the Agent at its Notice Office (x) prior to 12:00 Noon (New York time) at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Revolving Loans constituting Eurodollar Loans, (y) prior to 12:00 Noon (New York time) at least two Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Revolving Loans constituting CD Rate Loans and (z) prior to 12:00 Noon (New York time) at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Revolving Loans constituting Base Rate Loans; provided that in the case of a Borrowing of Base Rate Loans the aggregate principal amount of which is $2,000,000 or less, such notice shall be effective for a Borrowing on the date of delivery thereof if given prior to 12:00 Noon (New York time) on such day. Each such notice (each, a "Notice of Borrowing") shall be in the form of Exhibit A-1, shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of Base Rate Loans, CD Rate Loans or Eurodollar Loans and, if CD Rate Loans or Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall promptly give each Bank written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Loans, of such Bank's propor-tionate share thereof and of the other matters covered by the Notice of Borrowing.

          (b) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice, believed by the Agent in good faith to be from the Chairman, the Chief Financial Officer, the Treasurer or an Assistant Treasurer of the Borrower, or from any other person designated in writing to the Agent by the Chief Financial Officer of the Borrower as a person entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case the Borrower hereby waives the right to dispute the Agent's record of the terms of any such telephonic notice.

          1.04 Competitive Bid Borrowings. (a) Whenever the Borrower desires to incur a Competitive Bid Borrowing, it shall deliver to the Bid Agent at the Bid Agent's Notice Office (or, if the Bid Agent is the Borrower, the Agent at its Notice Office, and to each of the Bidder Banks) prior to 11:00 A.M. (New York time) at least four Business Days prior to the date of such proposed Competitive Bid Borrowing, a written notice (a "Notice of Competitive Bid Borrowing"), which notice shall be in the form of Exhibit A-2 and shall specify in each case (i) the date (which shall be a Business
Day) and the aggregate amount of the proposed Competitive Bid Borrowing, (ii) the maturity date for repayment of each Com-petitive Bid Loan to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than one day after the date of such Competitive Bid Borrowing or later than the earlier to occur of (x) 360 days after the date of such Competitive Bid Borrowing and (y) the third Business Day preceding the Maturity Date), (iii) the interest payment date or dates relating thereto, (iv) whether the proposed Competitive Bid Borrowing is to be an Absolute Rate Borrowing or a Spread Borrowing, and if a Spread Borrowing, the Interest Rate Basis applicable thereto, and (v) any other terms to be applicable to such Competitive Bid Borrowing.
The Bid Agent (if other than the Borrower) shall promptly notify each Bidder Bank of each such request for a Competitive Bid Borrowing received by it from the Borrower by telecopying to each such Bidder Bank a copy of the related Notice of Competitive Bid Borrowing.

          (b) Each Bidder Bank shall, if, in its sole dis-cretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Loans to the Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Bidder Bank in its sole discretion and determined by such Bidder Bank independently of each other Bidder Bank, by notifying the Bid Agent (which, if other than the Borrower, shall give prompt notice thereof to the Borrower) before 10:00 A.M. (New York time) on the date (the "Reply Date") which (x) in the case of an Absolute Rate Borrowing, is one Business Day before and (y) in the case of a Spread Borrowing, is three Business Days before the date of such proposed Competitive Bid Borrowing, of the minimum amount and maximum amount of each Competitive Bid Loan which such Bidder Bank would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of Section 1.01(b), exceed such Bank's Revolving Commitment), the rate or rates of interest therefor and such Bidder Bank's lending office with respect to such Competitive Bid Loan; provided, that if the Bid Agent (if other than the Borrower) in its capacity as a Bidder Bank shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer before 9:30 A.M. (New York time) on the Reply
Date.   Any Bidder Bank not giving the Bid Agent the notice
specified in the preceding sentence shall not be obligated to, and shall not, make any Competitive Bid Loan as part of such Competitive Bid Borrowing.

          (c)  The Borrower shall, in turn, before 11:00 A.M.
(New York time) on the Reply Date, either:

          (i) cancel such Competitive Bid Borrowing by giving the Bid Agent (or, if the Bid Agent is the Borrower, the Agent and the Bidder Banks) notice to such effect, or

         (ii) accept one or more of the offers made by any Bidder Bank or Bidder Banks by giving notice (in writing or by telephone confirmed in writing) to the Bid Agent (or, if the Bid Agent is the Borrower, to the Agent and the Bidder Banks) of the amount of each Competitive Bid Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Bid Agent (if other than the Borrower) on behalf of such Bidder Banks (or, if the Bid Agent is the Borrower, by each such Bidder Bank) for such Competitive Bid Borrowing) to be made by each Bidder Bank as part of such Competitive Bid

     Borrowing, and reject any remaining offers made by Bidder Banks by giving the Bid Agent (or, if the Bid Agent is the Borrower, the Bidder Banks) notice to that effect; provided that (x) acceptance of offers may only be made on the basis of ascending Absolute Rates (in the case of an Absolute Rate Borrowing) or Spreads (in the case of a Spread Borrowing), in each case commencing with the lowest rate so offered and (y) if offers are made by two or more Bidder Banks at the same rate and acceptance of all such equal offers would result in a greater principal amount of Competitive Bid Loans being accepted than the aggregate principal amount requested by the Borrower, the Borrower shall accept such offers pro rata from such Bidder Banks (on the basis of the maximum amounts of such offers) unless any such Bidder Bank's pro rata share would be less than the minimum amount specified by such Bidder Bank in its offer, in which case the Borrower shall have the right to accept one or more such equal offers in their entirety and reject the other equal offer or offers or to allocate acceptance among all such equal offers (but giving effect to the minimum and maximum amounts specified for each such offer), as the Borrower may elect in its sole discretion.

          (d) If the Borrower notifies the Bid Agent (or, if the Bid Agent is the Borrower, the Agent and the Bidder Banks) that such Competitive Bid Borrowing is cancelled, or if the Borrower fails to make any notification of cancellation or acceptance by 11:00 A.M. (New York time) on the Reply Date, such Competitive Bid Borrowing shall not be made.

          (e) If the Borrower accepts one or more of the offers made by any Bidder Bank or Bidder Banks, the Bid Agent shall promptly notify (x) each Bidder Bank that has made an offer of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Bidder Bank have been accepted by the Borrower, (y) each Bidder Bank that is to make a Competitive Bid Loan as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Loan to be made by such Bidder Bank as part of such Competitive Bid Borrowing and (z) the Agent, of all of the terms of each such Competitive Bid Borrowing.

          1.05  Disbursement of Funds.  (a)  No later than
12:00 Noon (New York time) on the date of each Borrowing, each Bank will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below.

          (b) Each Bank shall make available all amounts it is to fund under any Borrowing in Dollars and immediately available funds to the Agent at its Payment Office and the Agent will make available to the Borrower by depositing to its account at its Payment Office the aggregate of the amounts so made available in Dollars and the type of funds received. Unless the Agent shall have been notified by any Bank prior to the date of any such Borrowing that such Bank does not intend to make available to the Agent its portion of the Borrowing or Borrowings to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of Borrowing, and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make avail-able to the Borrower a corresponding amount. If such corre-sponding amount is not in fact made available to the Agent by such Bank and the Agent has made available same to the Bor-rower, the Agent shall be entitled to recover such corre-sponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (x) if paid by such Bank, the overnight Federal Funds Rate or (y) if paid by the Borrower, the then applicable rate of inter-est, calculated in accordance with Section 1.09, for the Loans involved.

          (c) Nothing in this Section 1.05 shall be deemed to relieve any Bank from its obligation to fulfill its com-mitments hereunder or to prejudice any rights which the Bor-rower may have against any Bank as a result of any default by such Bank hereunder.

          1.06 Notes; Register. (a) The Borrower's obli-gation to pay the principal of, and interest on, the Revolv-ing Loans made by each Bank shall, except as provided in Sec-tions 1.14 and 12.04, be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B with blanks appropriately completed in conformity herewith (each a "Note" and collectively the "Notes").

          (b) The Note issued to each Bank shall (i) be pay-able to the order of such Bank and be dated the Effective Date, (ii) be in a stated principal amount equal to the Revolving Commitment of such Bank and be payable in the prin-cipal amount of the Revolving Loans evidenced thereby, (iii) mature on the Maturity Date, (iv) bear interest as provided in the appropriate clause of Section 1.09 in respect of the Base Rate Loans, CD Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby and (v) be entitled to the benefits of this Agreement and the other Credit Documents.

          (c) Each Bank will note on its internal records the amount of each Loan made by it and each payment in re-spect thereof and will prior to any transfer of its Notes endorse on the reverse side thereof the outstanding principal amount of Revolving Loans evidenced thereby. Failure to make any such notation or any error in any such notation shall not affect the Borrower's obligations in respect of such Revolving Loans.

          (d) The Agent shall maintain at its Payment Office a register for the recordation of the names and addresses of the Banks, the Commitments of the Banks from time to time, and the principal amount of the Revolving Loans and Competi-tive Bid Loans owing to each Bank from time to time together with the maturity and interest rates applicable to each such Competitive Bid Loan, and other terms applicable thereto (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

          1.07 Conversions. The Borrower shall have the option to convert on any Business Day all or a portion equal to at least (x) in the case of a conversion into Base Rate Loans, $1,000,000 (and, if greater, an integral multiple of $500,000) and (y) in the case of a conversion into Fixed Rate Loans, $3,000,000 (and, if greater, an integral multiple of $500,000), of the outstanding principal amount of Revolving Loans of one Type into a Borrowing or Borrowings of another Type; provided that (i) except as otherwise provided in
Section 1.11(b), Fixed Rate Loans may be converted into Loans of another Type only on the last day of an Interest Period applicable thereto and no partial conversion of Revolving Loans shall reduce the outstanding principal amount of Fixed

Rate Loans made pursuant to a single Borrowing to less than $3,000,000 and (ii) Revolving Loans may only be converted into Fixed Rate Loans if no Default or Event of Default is in existence on the date of the conversion. Each such conversion shall be effected by the Borrower by giving the Agent at its Notice Office prior to 12:00 Noon (New York time) at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) (each a "Notice of Conversion") specifying the Revolving Loans to be so converted, the Type of Revolving Loans to be converted into and, if to be converted into Fixed Rate Loans, the Interest Period to be initially applicable thereto. The Age-nt shall give each Bank notice as promptly as practicable of any such proposed conversion. Upon any such conversion the proceeds thereof will be deemed to be applied directly on the day of such conversion to prepay the outstanding principal amount of the Revolving Loans being converted.

          1.08 Pro Rata Borrowings. All Borrowings of Revolving Loans under this Agreement shall be loaned by the Banks pro rata on the basis of their Revolving Percentages. It is understood that no Bank shall be responsible for any default by any other Bank in its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitments hereunder.

          1.09 Interest. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall be the Applic-able Base Rate Margin plus the Base Rate in effect from time to time.

          (b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applic-able Eurodollar Margin plus the relevant Eurodollar Rate.

          (c) The unpaid principal amount of each CD Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applic-able CD Rate Margin plus the relevant Fixed CD Rate.

          (d) The unpaid principal amount of each Competi-tive Bid Loan shall bear interest from the date the proceeds thereof are made available to the Borrower until maturity (whether by acceleration or otherwise) at the rate or rates per annum specified by the Bidder Bank or Bidder Banks, as the case may be, pursuant to Section 1.04(b) and accepted by the Borrower pursuant to Section 1.04(c).

          (e) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus the sum of (i) 2% and (ii) the Applic-able Base Rate Margin; provided that no Loan shall bear interest after maturity (whether by acceleration or other-wise) at a rate per annum less than 2% in excess of the rate of interest applicable thereto at maturity.

          (f) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each January, April, July and October, (ii) in respect of any Competitive Bid Loan, at such times as spec-ified in the Notice of Competitive Bid Borrowing relating thereto, (iii) in respect of each Fixed Rate Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (iv) in respect of each Loan, on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

          (g) All computations of interest hereunder shall be made in accordance with Section 12.07(b).

          (h) The Agent, upon determining the interest rate for any Borrowing of Fixed Rate Loans for any Interest Period, shall promptly notify the Borrower and the Banks thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

          1.10 Interest Periods. At the time the Borrower gives a Notice of Competitive Bid Borrowing in respect of the making of a Competitive Bid Borrowing or at the time it gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Fixed Rate Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Fixed Rate Loans, it shall have the right to elect by giving the Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be (x) in the case of Fixed Rate Loans constituting CD Rate Loans, a 30, 60, 90 or 180 day period, (y) in the case of Fixed Rate Loans consti-tuting Eurodollar Loans, a one, two, three or six month period and (z) in the case of a Competitive Bid Loan, subject to availability, a period of one to 360 days as elected by the Borrower in the related Notice of Competitive Bid Borrow-ing. Notwithstanding anything to the contrary contained above:

          (i) the initial Interest Period for any Borrowing of Fixed Rate Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type of Loan) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

         (ii) if any Interest Period relating to a Borrowing of Eurodollar Loans begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

        (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of Eurodollar Loans would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

         (iv) no Interest Period shall extend beyond the Maturity Date.

Notwithstanding the foregoing, if a Default or Event of Default is in existence at the time any Interest Period in respect of any Fixed Rate Loans is to expire, such Fixed Rate Loans may not be continued as Fixed Rate Loans but instead shall be automatically converted on the last day of such Interest Period into Base Rate Loans. If upon the expiration of any Interest Period in respect of Fixed Rate Loans, the

Borrower has failed to elect a new Interest Period to be applicable thereto as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

          1.11 Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Agent or (y) in the case of clauses (ii) and (iii) below, any Bank shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

          (i) on any date for determining the Fixed CD Rate or the Eurodollar Rate for any Interest Period that, by reason of any changes arising on or after the date of this Agreement affecting the secondary certificate of deposit market or the interbank Eurodollar market, as the case may be, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Fixed CD Rate or Eurodollar Rate; or

         (ii) at any time, that such Bank shall incur in-creased costs or reductions in the amounts received or receivable hereunder with respect to any Fixed Rate Loans or Competitive Bid Loans because of (x) any change since the date of this Agreement (or, in the case of any such cost or reduction with respect to any Competitive Bid Loan, since the date of the making of such Competitive Bid Loan) in any applicable law, govern-mental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Fixed CD Rate or the Eurodollar
     Rate) and/or (y) other circumstances affecting the interbank Eurodollar market or the secondary certificate of deposit market, as the case may be; or

        (iii) at any time, that the making or continuance of any Loan (other than Base Rate Loans) has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or, in the case of a Fixed Rate Loan, has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market or the secondary certificate of deposit market, as the case may be;

then, and in any such event, such Bank (or the Agent, in the case of clause (i) above) shall on such date give notice (if by telephone confirmed in writing) to the Borrower and to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Banks). Thereafter
(x) in the case of clause (i) above, Eurodollar Loans or CD Rate Loans, as the case may be, shall no longer be available until such time as the Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans or CD Rate Loans, as the case may be, which have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.11(b) as promptly as possible and, in any event, within the time period required by law.

          (b) At any time that any Fixed Rate Loan or Com-petitive Bid Loan is affected by the circumstances described in Section 1.11(a)(ii) (for Fixed Rate Loans only) or (iii), the Borrower may (and in the case of a Fixed Rate Loan or a Competitive Bid Loan affected pursuant to Section 1.11(a)(iii) shall) either (i) if the affected Fixed Rate Loan or Competitive Bid Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Agent tele-phonic notice (confirmed promptly in writing) thereof as promptly as practicable after the Borrower was notified by a Bank pursuant to Section 1.11(a)(ii) or (iii), (ii) if the affected Fixed Rate Loan is then outstanding, upon at least three Business Days' notice to the Agent, require the affected Bank to convert each such Fixed Rate Loan into a Base Rate Loan or (iii) if the affected Competitive Bid Loan is then outstanding, prepay such Competitive Bid Loan in full; provided that if more than one Bank is affected in a similar manner at any time, then all such similarly affected Banks must be treated the same pursuant to this Section 1.11(b).

          (c) If after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Bank or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such author-ity, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or its parents' capital or assets as a consequence of such Bank's commitments or obligations hereunder to a level below that which such Bank or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank's or its parent's policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or its parent for such reduction. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this
Section 1.11(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 1.11(c) upon receipt of such notice.

          1.12 Compensation. The Borrower shall compensate each Bank, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Fixed Rate Loans or Competitive Bid Loans but excluding any loss of anticipated profit with respect to such Loans) which such Bank may sustain: (i) if for any reason

(other than a default by such Bank or the Agent) a Borrowing of Fixed Rate Loans or Competitive Bid Loans accepted by the Borrower in accordance with Section 1.04(c)(ii) does not occur on a date specified therefor in a Notice of Borrowing, Notice of Competitive Bid Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.11); (ii) if any repayment or conversion of any of its Fixed Rate Loans or any repayment of Competitive Bid Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Fixed Rate Loans is not made on any date specified in a notice of prepayment given by the Bor-rower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Fixed Rate Loans or Competitive Bid Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.11(b). Calculation of all amounts payable to a Bank under this Section 1.12 in respect of Fixed Rate Loans shall be made as though that Bank had actually funded its relevant Fixed Rate Loan (x) in the case of a Eurodollar Loan, through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Bank to a domestic office of that Bank in the United States of America, and (y) in the case of a CD Rate Loan, through the purchase of a certificate of deposit bearing interest at the Fixed CD Rate in an amount equal to the amount of that Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Bank may fund each of its Fixed Rate Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 1.12.

          1.13 Change of Lending Office. Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 1.11(a)(ii) or (iii) or 4.04 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considera-tions of such Bank) to designate another lending office for any Loans affected by such event; provided that such desig-nation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giv-ing rise to the operation of any such Section. Nothing in this Section 1.13 shall affect or postpone any of the obli-gations of the Borrower or the right of any Bank provided in
Section 1.11 or 4.04.

          1.14 Replacement of Banks. If any Bank is owed increased costs under Section 1.11, Section 2.05 or Section
4.04 which in the judgment of the Borrower are material in amount and which are not otherwise requested generally by multinational commercial banks, the Borrower shall have the right, if no Event of Default then exists and such Bank has not withdrawn its request for such compensation or changed its Applicable Lending Office with the effect of eliminating or substantially decreasing (to a level which in the judgment of the Borrower is not material) such increased cost, to replace such Bank (the "Replaced Bank") with one or more other Eligible Transferee or Transferees (collectively, the "Replacement Bank") reasonably acceptable to the Agent, pro-vided that (i) at the time of any replacement pursuant to this Section 1.14, the Replacement Bank shall enter into one or more assignment agreements pursuant to which the Replace-ment Bank shall acquire all of the Commitment and outstanding Loans of, and participations in Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay to (x) the Replaced Bank in respect thereof an amount equal to the sum of (a) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank, (b) an amount equal to such Replaced Bank's Letter of Credit Percentage of all Unpaid Drawings that have been funded by such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (c) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 3.01 hereof and (y) the appropriate Letter of Credit Issuer an amount equal to such Replaced Bank's Letter of Credit Percentage of any Unpaid Drawing not funded by such Replaced Bank, and (ii) all obligations of the Borrower owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement. Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note executed by the Borrower, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Bank.

          SECTION 2.  Letters of Credit.

          2.01 Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Borrower, at any time and from time to time on or after the Effective Date and prior to the Maturity Date, may request that a Letter of Credit Issuer issue one or more Letters of Credit for the account of the Borrower (or, subject to the terms and conditions set forth in the definitions of Standby Letter of Credit and Trade Letter of Credit, for the account of Subsidiaries of the Borrower). Subject to and upon the terms and conditions herein set forth (including, without limitation, the terms and conditions set forth in the definitions of Standby Letter of Credit and Trade Letter of Credit), (i) each Standby Letter of Credit Bank agrees to issue Standby Letters of Credit from time to time up to an aggregate outstanding Stated Amount equal to the Maximum Standby Issuance Amount of such Standby Letter of Credit Bank from time to time and (ii) each Trade Letter of Credit Bank agrees to issue Trade Letters of Credit from time to time up to an aggregate outstanding Stated Amount equal to the Maximum Trade Issuance Amount of such Trade Letter of Credit Bank from time to time.

          (b) Notwithstanding the foregoing (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings at such time, would exceed the Total Letter of Credit Commitment as in effect at such time; (ii) no Standby Letter of Credit shall be issued the Stated Amount of which, when added to the Standby Letter of Credit Outstandings at such time, would exceed $5,000,000; and (iii) each Letter of Credit shall be denominated in Dollars or an Approved Alternate Currency, provided that no Letter of Credit denominated in an Approved Alternate Currency shall be issued by any Letter of Credit Issuer if the Stated Amount of such Letter of Credit, when added to the Letter of Credit Outstandings at such time in respect of Letters of Credit denominated in Approved Alternative Currencies, would exceed $5,000,000.

          (c) Schedule III hereto contains a description of all letters of credit issued pursuant to the Existing Credit Agreement and outstanding on the Effective Date. Each such letter of credit, including any extension or renewal thereof (each, as amended from time to time in accordance with the terms thereof and hereof, an "Existing Letter of Credit") shall constitute a "Letter of Credit", and a "Standby Letter of Credit" or a "Trade Letter of Credit", as the case may be, for all purposes of this Agreement, issued, for purposes of
Section 2.03(a), on the Effective Date.

          2.02 Letter of Credit Applications. Whenever the Borrower desires that a Letter of Credit be issued for its account, it shall deliver to the respective Letter of Credit Issuer an application for such Letter of Credit in such form, and at such time prior to the issuance of such Letter of Credit, as may be agreed to by the respective Letter of Credit Issuer, which application may be delivered in such manner (including, without limitation, in writing or electronically) as the respective Letter of Credit Issuer shall agree. Each application shall be executed by the Borrower and shall be in such form as shall be acceptable to the respective Letter of Credit Issuer (each a "Letter of Credit Application").

          2.03 Letter of Credit Participations. (a) Im-mediately upon the issuance by a Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each other Bank (each such other Bank, in its capacity under this Section 2.03, a "Participant"), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and re-ceived from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each a "participation"), to the extent of such Participant's Letter of Credit Percentage, in such Letter of Credit, each substi-tute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Agent for the ratable account of the Participants as provided in Section 3.01(c)). Upon any change in the Letter of Credit Commitments of the Banks pursuant to Section 12.04, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this
Section 2.03 to reflect the new Letter of Credit Percentages of the assignor and assignee Bank.

          (b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer issuing same shall have no obligation relative to the Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by a Letter of Credit Issuer under or in connection with any

Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Letter of Credit Issuer any resulting liabil-ity.

          (c) In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Letter of Credit Issuer pursuant to Section 2.04(a) by the opening of business on (i) the first Business Day, in the case of Standby Letters of Credit, and (ii) the second Business Day, in the case of Trade Letters of Credit, to occur after demand by such Letter of Credit Issuer for reimbursement in respect of such Drawing, such Letter of Credit Issuer shall promptly notify the Agent and each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Agent for the account of such Letter of Credit Issuer, the amount of such Parti-cipant's Letter of Credit Percentage of such unreimbursed payment in Dollars and in same day funds; provided, however, that no Participant shall be obligated to pay to the Agent for the account of such Letter of Credit Issuer its Letter of Credit Percentage of such unreimbursed amount for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer. If such Letter of Credit Issuer so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Agent for the account of such Letter of Credit Issuer such Participant's Letter of Credit Percentage of the amount of such payment on the first Business Day after such Bank receives such notification, in same day funds. If and to the extent such Participant shall not have so made its Letter of Credit Percentage of the amount of such payment available to the Agent for the account of such Letter of Credit Issuer, such Participant agrees to pay to the Agent for the account of such Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon for each day from such date until the date such amount is paid to the Agent for the account of such Letter of Credit Issuer at the overnight Federal Funds Rate. The failure of any Participant to make available to the Agent for the account of the applicable Letter of Credit Issuer its Letter of Credit Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Agent for the account of such Letter of Credit Issuer its Letter of Credit Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Agent such other Participant's Letter of Credit Percentage of any such payment.

          (d) Whenever any Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Agent has received for the account of such Letter of Credit Issuer any payments from the Participants pursuant to the preceding clause (c), such Letter of Credit Issuer shall pay to the Agent and the Agent shall promptly pay to each Participant which has paid its Letter of Credit Percentage of such reimbursement obligation, in Dollars and in same day funds, an amount equal to such Participant's share (based upon the proportionate aggregate amount ori-ginally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

          (e) The obligations of the Participants to make payments to the Agent for the account of the Letter of Credit Issuers with respect to Letters of Credit shall be irrevoc-able and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever (except as expressly provided in Section 2.03(c)) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limita-tion, any of the following circumstances:

          (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

         (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, any Letter of Credit Issuer, any Bank, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying trans-action between the Borrower and the beneficiary named in any such Letter of Credit);

        (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or in-accurate in any respect;

         (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents;

          (v) the occurrence of any Default or Event of Default; or

         (vi) the failure of any condition precedent set forth in Section 5.02 hereof to have been satisfied at the time of the issuance of any Letter of Credit unless the applicable Letter of Credit Issuer shall have received a notice in writing to such effect from the Agent pursuant to the definition of "Standby Letter of Credit" or "Trade Letter of Credit," as the case may be, on or prior to the Business Day preceding the date of issuance of such Letter of Credit.

          2.04  Agreement to Repay Letter of Credit Drawings.
(a) The Borrower hereby agrees to reimburse the respective Letter of Credit Issuer, by making payment to the Agent at its Payment Office for the account of such Letter of Credit Issuer, or directly to such Letter of Credit Issuer, in Dol-lars and immediately available funds, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid until reimbursed, an "Unpaid Drawing") immediately after, and in any event on the date of, notice given by such Letter of Credit Issuer to the Borrower of such payment (which notice each Letter of Credit Issuer hereby agrees to give promptly after the making of any payment or disbursement under a Letter of Credit), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 3:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Letter of Credit Issuer is reimbursed therefor, at a rate per annum which shall be the Applicable Base Rate Margin plus the Base Rate as in effect from time to time plus an additional 2% per annum if not reimbursed by the second Business Day following any such notice of payment or disbursement), such interest to be payable on demand, provided that to the extent that the respective Letter of Credit Issuer does not give the Borrower notice of the payment made by it under a Letter of Credit prior to 3:00 P.M. (New York time) on the date of such payment, the Borrower shall not be required to pay interest in respect of such Unpaid Drawing for such day.

Notwithstanding the foregoing, to the extent that a Letter of Credit Issuer of a Letter of Credit denominated in an Approved Alternate Currency has agreed in writing to such arrangement at the time of the issuance of such Letter of Credit, the Borrower shall reimburse any drawing thereunder in the currency in which such Letter of Credit is denominated; provided, that (x) if any drawing is made at a time when there exists an Event of Default or (y) if such reimbursement is not made by the close of business two Business Days after the Borrower has received notice of such drawing, then, in either such case, such reimbursement shall instead be made in Dollars and in immediately available funds.

          (b)  The Borrower's obligations under this Section
2.04 to reimburse each Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest there-on) issued by it shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Bank (including in its capacity as a Letter of Credit Issuer or as a Parti-cipant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit (each a "Drawing") to conform to the terms of the Letter of Credit or any non-application or misapplication by the bene-ficiary of the proceeds of such Drawing; provided that the Borrower shall not be obligated to reimburse the respective Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer.

          2.05 Increased Costs. If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by any Letter of Credit Issuer or any Participant with any request or direc-tive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by such Letter of Credit Issuer, or such Participant's participation there-in, (ii) have the effect of increasing the amount of capital required or expected to be maintained by such Letter of Credit Issuer or Participant based on the existence of such

Participant's Letter of Credit Commitment or against letters of credit issued by such Letter of Credit Issuer or partici-pated in by any Participant or (iii) impose on any Letter of Credit Issuer or any Participant any other conditions affect-ing its obligations under this Agreement in respect of Letters of Credit or participations therein or any Letter of Credit or such Participant's participation therein; and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such Participant hereunder in respect of Letters of Credit or participations therein, then, upon notice in writing to the Borrower by such Letter of Credit Issuer or such Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such Participant to the Agent), the Borrower shall pay to such Letter of Credit Issuer or such Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such Participant for such increased cost or reduction. A certificate submitted to the Borrower by such Letter of Credit Issuer or such Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Participant to the Agent), setting forth in reasonable detail the basis for the deter-mination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such Participant as aforesaid shall be conclusive and binding on the Borrower absent manifest error although the failure to deliver any such certificate shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 2.05 upon receipt of such certificate.

          2.06  Extension of Letter of Credit Expiry Date.
No Letter of Credit Issuer shall extend the expiration date of any Letter of Credit unless requested by the Borrower and consented to by the Required Banks, provided that (x) Trade Letters of Credit may be extended without the prior written consent of any Bank so long as the expiration date as so extended is not more than 270 days after the date such Letter of Credit is first issued, (y) in the event a Standby Letter of Credit provides that it shall be subject to automatic annual renewal unless the relevant Letter of Credit Issuer gives notice to the beneficiary thereof prior to a specified annual expiration date that it will not extend such Letter of Credit, such Letter of Credit Issuer shall give notice that it will not extend such Letter of Credit in a timely manner if it shall have received written instructions from the Required Banks to give such notice no later than 30 days prior to the date on which the Letter of Credit Issuer is required to give notice that it will not extend such Letter of Credit and (z) no Letter of Credit may be extended beyond the Maturity Date unless each Bank and the Borrower agree.

          2.07 Letter of Credit Issuer Reporting Require-ments. (a) Each Standby Letter of Credit Bank hereby agrees to provide to the Agent such information required to be provided or confirmed by Standby Letter of Credit Banks pursuant to Section 7.01(f) and such other information regarding Standby Letters of Credit issued by such Standby Letter of Credit Bank as the Agent may reasonably request from time to time.

          (b) Each Trade Letter of Credit Bank hereby agrees to provide to the Borrower and the Agent (i) such information required to be provided or confirmed by Trade Letter of Credit Banks pursuant to Section 7.01(f) and such other information regarding Trade Letters of Credit as the Agent may reasonably request from time to time and (ii) no later than the end of business on the first Business Day of each week, a written notice of the Trade Letter of Credit Outstandings attributable to Trade Letters of Credit issued by such Trade Letter of Credit Bank as of each day during the previous week, which written notice shall also state (A) the Trade Letter of Credit Outstandings in respect of Trade Letters of Credit denominated in Dollars as of each such day and the Trade Letter of Credit Outstandings in respect of Trade Letters of Credit denominated in Approved Alternate Currencies as of each such day (and, in the case of Approved Alternate Currency denominated Trade Letters of Credit, indicating (w) the Stated Amount of each such Trade Letter of Credit, (x) the specific Approved Alternate Currency in which such Trade Letter of Credit is denominated, (y) the daily average spot rate of exchange of such Trade Letter of Credit Bank for each such Approved Alternate Currency for such week and (z) the Dollar equivalent Stated Amount of each such Trade Letter of Credit for each such day during such week) and (B) that no such Trade Letter of Credit has an expiry date later than 270 days following the date of issuance thereof.

          SECTION 3.  Fees; Commitments.

          3.01 Fees. (a) The Borrower agrees to pay the Agent a Commitment commission ("Commitment Commission") for the account of each Bank for the period from and including the Effective Date to and including the Maturity Date or, if earlier, the date upon which the Total Revolving Commitment has been terminated, computed at a rate for each day equal to the Applicable Commitment Commission Percentage for such day on the daily average Unutilized Revolving Commitment of such Bank. Such Commitment Commission shall be due and payable in arrears on the last Business Day of each January, April, July and October and on the date upon which the Total Revolving Commitment is terminated.

          (b) The Borrower agrees to pay to the Agent a Letter of Credit Facility Fee (the "Letter of Credit Facility Fee") for the account of each Bank for the period from and including the Effective Date to and including the Maturity Date (or such earlier date as the Total Letter of Credit Commitment shall have been terminated) computed at a rate equal to 1/16 of 1% per annum on such Bank's Letter of Credit Commitment. The Letter of Credit Facility Fee shall be due and payable in arrears on the last Business Day of each January, April, July and October and on the date upon which the Total Letter of Credit Commitment is terminated.

          (c) The Borrower agrees to pay to the Agent for the account of the Banks pro rata on the basis of their respective Letter of Credit Percentages, (i) a fee in respect of each Standby Letter of Credit (the "Standby Letter of Credit Fee") for the period from and including the later of the Effective Date or the date of issuance thereof to and including the termination date thereof computed at a per annum rate for each day equal to the Applicable Eurodollar Margin in effect from time to time on the Stated Amount of such Standby Letter of Credit and (ii) a fee in respect of each Trade Letter of Credit (the "Trade Letter of Credit Fee," and together with the Standby Letter of Credit Fee, the "Letter of Credit Fees") for the period from and including the later of the Effective Date or the date of issuance thereof to and including the termination date thereof computed at a per annum rate for each day equal to 3/16 of 1% on the Stated Amount of such Trade Letter of Credit. Such Letter of Credit Fees shall be due and payable quarterly in arrears on the 10th Business Day of each February, May, August and November of each year for the three-month period (or portion thereof) ending on and including the 25th day of the immediately preceding month (i.e., January, April, July and October) and on the date upon which the Total Letter of Credit Commitment is terminated.

          (d) The Borrower hereby agrees to pay directly to each Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by such Letter of Credit Issuer such amounts (if any) in respect of such events as the Borrower and such Letter of Credit Issuer shall agree from time to time.

          (e) The Borrower shall pay to the Agent, for its own account, when and as due, such fees as may be agreed to from time to time.

          (f) All computations of Fees shall be made in accordance with Section 12.07(b).

          3.02 Voluntary Reduction of Commitments. (a) Upon at least three Business Days' prior written notice (or tele-phonic notice confirmed in writing) to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, without premium or penalty, to terminate the Total Unutilized Revolving Commitment, in part or in whole; provided that (x) any such termination shall apply to proportionately and permanently reduce the Revolving Commitment of each of the Banks and (y) any partial reduction pursuant to this Section 3.02(a) shall be in integral multiples of $5,000,000.

          (b) Upon at least three Business Days' prior writ-ten notice (or telephonic notice confirmed in writing) to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, without premium or penalty, to terminate the Total Unutilized Letter of Credit Commitment, in part or in whole; provided that (x) any such termination shall apply to proportionately and permanently reduce the Letter of Credit Commitment of each of the Banks and (y) any partial reduction pursuant to this Section 3.02(b) shall be in integral multiples of $5,000,000.

          3.03  Mandatory Reduction of Commitments.  (a)  The
Total Revolving Commitment shall terminate on the Maturity
Date.

          (b) The Total Letter of Credit Commitment shall terminate on the Maturity Date.

          SECTION 4.  Payments.

          4.01 Voluntary Prepayments. The Borrower shall have the right to prepay Revolving Loans in whole or in part from time to time on the following terms and conditions: (i) the Borrower shall give the Agent at its Notice Office writ-ten notice (or telephonic notice promptly confirmed in writ-ing) of its intent to make such prepayment, the amount of such prepayment and (in the case of Fixed Rate Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (x) in the case of Base Rate Loans, 12:00 Noon (New York time) one Business Day prior to the date of such prepayment, or (y) in the case of Fixed Rate Loans, 12:00 Noon (New York time) three Business Days prior to the date of such prepayment and shall promptly be transmitted by the Agent to each of the Banks;
(ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $1,000,000 (and, if greater, shall be in an integral multiple of $500,000), provided that no partial prepayment of Fixed Rate Loans made pursuant to a single Borrowing shall reduce the outstanding Revolving Loans made pursuant to such Borrowing to an amount less than $3,000,000; (iii) prepayments of Fixed Rate Loans made pursuant to this Section 4.01 may only be made on the last day of an Interest Period applicable thereto; and (iv) each prepayment in respect of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans. The Borrower shall not have the right to voluntarily prepay any Competitive Bid Loans without the prior written consent of the Bank or Banks which made such Competitive Bid Loans, provided that if the Notice of Competitive Bid Borrowing delivered by the Borrower in respect of such Competitive Bid Loans expressly stated that such Competitive Bid Loans shall be prepayable, the Borrower may prepay such Competitive Bid Loans subject to the payment of breakage costs (if any) payable as a result of such prepayment pursuant to Section 1.12.

          4.02 Mandatory Prepayments. (a) If on any date the sum of the outstanding principal amount of Revolving Loans and Competitive Bid Loans (all the foregoing, collec-tively, the "Aggregate Loan Outstandings") exceeds the Avail-able Total Revolving Commitment as then in effect, the Bor-rower shall repay on such date the principal of Revolving Loans, in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Revolving Loans as set forth above, the remaining Aggregate Loan Outstandings exceed the Available Total Revolving Commitment, the Borrower shall repay on such date the principal of Competitive Bid loans in an aggregate amount equal to such excess, provided that no Competitive Bid Loan shall be prepaid pursuant to this sentence unless the Bank that made same consents to such prepayment.

          (b) With respect to each prepayment of Loans re-quired by this Section 4.02, the Borrower may designate the Types of Loans which are to be prepaid and the specific

Borrowing(s) pursuant to which made; provided that: (i) if any prepayment of Fixed Rate Loans made pursuant to a single Borrowing shall reduce the outstanding Revolving Loans made pursuant to such Borrowing to an amount less than $3,000,000, such Borrowing shall immediately be converted into Base Rate Loans; and (ii) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.12.

          (c) If on any day and for so long as (x) the aggregate amount of Letter of Credit Outstandings exceeds the Total Letter of Credit Commitment and/or (y) the aggregate amount of Letter of Credit Outstandings in respect of Letters of Credit denominated in Approved Alternate Currencies exceeds $5,000,000, then the Borrower shall pay to the Agent an amount in cash and/or Cash Equivalents equal to such excess (or, if the excess under clause (x) is different from the excess under clause (y), an amount equal to the greater of such excesses) and the Agent shall hold such payment as security for the Obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent (which shall permit certain investments in Cash Equivalents, until the proceeds are either returned to the Borrower pursuant to the immediately succeeding sentence or applied to the Obligations). If on any Business Day the amount of cash and Cash Equivalents held by the Agent pursuant to the preceding sentence is greater than the amount required to be held by the Agent as determined pursuant to such sentence, the Agent shall on such day return to the Borrower an amount of cash and/or Cash Equivalents equal to such excess collateral.

          4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Agent for the ratable account of the Banks entitled thereto, not later than 12:00 Noon (New York time) on the date when due and shall be made in immediately available funds and in Dollars at the Payment Office. Any payments under this Agreement which are made later than 12:00 Noon (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

          4.04 Net Payments. All payments made by the Bor-rower hereunder or under any Note will be made without set-off, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withhold-ing for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any poli-tical subdivision or taxing authority thereof or therein (but excluding, except as provided below, any tax imposed on or measured by the net income of a Bank pursuant to the laws of the jurisdiction in which the principal office or Applicable Lending Office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or Applicable Lending Office of such Bank is located) and all interest, penalties or similar liabilities with respect thereto (col-lectively, "Taxes"). The Borrower shall also reimburse each Bank, upon the written request of such Bank, for taxes im-posed on or measured by the net income of such Bank pursuant to the laws of the jurisdiction in which the principal office or Applicable Lending Office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or Applicable Lending Office of such Bank is located as such Bank shall determine are payable by such Bank in respect of amounts paid to or on behalf of such Bank pursuant to the preceding sentence. If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due hereunder or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower will indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

          4.05 Contingent Prepayments. Upon the occurrence of a Change of Control Event, the Borrower shall give prompt written notice thereof to the Banks, which notice shall con-tain (a) a description of the Change of Control Event, (b) a written, irrevocable offer by the Borrower, on a date (the

"Prepayment Date") specified in such notice (which date shall be not less than 45 days and not more than 180 days after the date of such notice), to prepay the Loans in full (and not in part), to provide cash collateral for the Letters of Credit and to terminate the Total Revolving Commitment and the Total Letter of Credit Commitment and (c) the latest date by which the Banks may require the Borrower to make such prepayment, deposit and termination, which date shall be no earlier than 10 days after the date on which the offer referred to in clause (b) above is received by the Banks. After the occurrence of a Change of Control Event, the Borrower may not select an Interest Period which extends beyond the Prepayment Date unless the Borrower has received written notice from the Required Banks that no prepayment, deposit or termination will be required pursuant to this Section 4.05 by reason of such Change of Control Event. Upon the occurrence of a Change in Control Event, the Agent, if so directed by the Required Banks, shall by written notice (the "Demand") to the Borrower (x) demand prepayment in full of all principal and accrued and unpaid interest on the Loans, (y) direct the Borrower to pay to the Agent an amount equal to the then Stated Amount of all outstanding Letters of Credit for deposit in a cash collateral account maintained by the Agent for the pro rata benefit of the Banks which amount shall be applied by the Agent to satisfy the Borrower's obligations under Section 2.04 in respect of such outstanding Letters of Credit and (z) require that the Total Revolving Commitment and the Total Letter of Credit Commitment be terminated. In the event the Agent gives a Demand, on the Prepayment Date the Borrower shall prepay the Loans in full and make such deposit and the Total Revolving Commitment and the Total Letter of Credit Commitment shall automatically terminate.
As used in this Section, a "Change of Control Event" shall mean (a) the direct or indirect acquisition by any person or related persons which would constitute a "group" within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended, (a "Group") of beneficial ownership of issued and outstanding Voting Securities of the Borrower possessing in excess of 50% of the combined voting power of all issued and outstanding Voting Securities of the Borrower entitled to vote generally in the election of the Borrower's Board of Directors or (b) the direct or indirect transfer or sale to any person or Group of all or substantially all of the Borrower's assets; and "Voting Securities" shall mean the shares of capital stock and any other securities of the Borrower entitled to vote generally for the election of directors or any other securities (including, without limita-tion, rights and options), convertible into, exchangeable into or exercisable for, any of the foregoing (whether or not presently exercisable, convertible or exchangeable).

          SECTION 5.  Conditions Precedent.

          5.01 Conditions to Effectiveness. This Agreement shall become effective, and the Letter of Credit Issuers shall sell and the Participants shall purchase participating interests in Existing Letters of Credit as provided in Sec-tions 2.01(c) and 2.03(a), on the date (the "Effective Date") on which each of the following conditions is satisfied:

          (a) Execution of Agreement; Notes. On the Effec-tive Date (i) the Borrower, the Agent and each Bank shall have executed this Agreement and delivered an executed counterpart hereof to the Agent and (ii) there shall have been delivered to the Agent for the account of each of the Banks the appropriate Notes executed by the Borrower in the amount, maturity and as otherwise provided herein.

          (b)  No Default; Representations and Warranties.
     On the Effective Date and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties con-tained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of such date.

          (c) Opinion of Counsel. On the Effective Date, the Agent shall have received from Rosenman & Colin, counsel to the Borrower, an opinion addressed to each of the Banks, dated the Effective Date and covering the matters set forth in Exhibit C and such other matters incident to the transactions contemplated herein as any Bank may reasonably request.

          (d) Corporate Documents; Proceedings. (i) On the Effective Date, the Agent shall have received a certifi-cate, dated the Effective Date, signed by the President or any Vice President of the Borrower and attested to by the Secretary or any Assistant Secretary of the Borrower in the form of Exhibit D with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws of the Borrower and the resolutions of the Borrower referred to in such certificate.

           (ii) All corporate and legal proceedings and all instruments and agreements in connection with the trans-actions contemplated in this Agreement and the other Credit Documents shall be satisfactory in form and sub-stance to the Banks, and the Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings and govern-mental approvals, if any, which any Bank reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

          (e)  Fees.  The Borrower shall have paid all Fees
     (if any) which are required to be paid by it on or before the Effective Date.

          (f) Payment of Senior Notes. On or prior to the Effective Date, the Borrower shall have paid in full all principal, interest and premium (if any) in respect of the 1987 Notes, the 1988 Notes and the 1990 Notes.

          (g) Termination of Existing Credit Agreement. On the Effective Date, the total commitments under the Existing Credit Agreement shall have terminated and the principal of all outstanding loans thereunder shall have been paid in full, together with interest thereon and all other amounts owing pursuant to the Existing Credit Agreement (except to the extent that letters of credit issued thereunder will remain outstanding hereunder as Existing Letters of Credit); and the Existing Credit Agreement shall have terminated and be of no further force and effect (except as to indemnities contained therein which survive the termination of the Existing Credit Agreement in accordance with the terms thereof).

          5.02 Conditions Precedent to Each Credit Event. The obligation of each Bank to make Loans or to issue or participate in Letters of Credit, as the case may be, on and after the Effective Date is subject, at the time of each Credit Event (except as hereinafter indicated), to the sa-tisfaction of the following conditions:

          (a) Effective Date. The Effective Date shall have occurred.

          (b)  No Default; Representations and Warranties.
     At the time of each Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warran-ties had been made on and as of the date of such Credit Event.

          (c)  Notice of Borrowing.  Prior to each Credit
     Event, other than the issuance of a Letter of Credit, the Agent shall have received a Notice of Borrowing or a Notice of Competitive Bid Borrowing with respect thereto meeting the requirements of Section 1.03 or
     Section 1.04, as the case may be.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Banks that all the conditions specified in Sec-tion 5.02(b) exist as of that time. All of the Notes, cer-tificates, legal opinions and other documents and papers re-ferred to in this Section 5, unless otherwise specified, shall be delivered to the Agent at the Agent's Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts for each of the Banks and shall be satisfactory in form and substance to the Banks.

          SECTION 6. Representations, Warranties and Agree-ments. In order to induce the Banks to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower makes the following repre-sentations, warranties and agreements as of the Effective
Date and the date of each Credit Event, which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance and partici-pation in the Letters of Credit.

          6.01 Corporate Status. Each of the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage and (iii) is duly qualified or licensed as a foreign corporation and in good standing in each jurisdic-tion where it transacts any material amount of its business and in which the failure to so qualify or become licensed would have a material adverse effect on the business, opera-tions, property, assets, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole.

          6.02 Corporate Power and Authority. The Borrower has the corporate power to execute, deliver and carry out the terms and provisions of each of the Credit Documents and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of such Credit Documents. As of the Effective Date, the Borrower will have duly executed and delivered each of the Credit Documents (except for the Letter of Credit Documents to be executed by the Borrower after the Effective Date), and each of such Credit Documents constitutes, and the Letter of Credit Documents when executed and delivered will constitute, its legal, valid and binding obligation enforceable in accordance with its terms.

          6.03 No Violation. Neither the execution, deliv-ery or performance by the Borrower of the Credit Documents, nor compliance by it with the terms and provisions thereof,
(i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provi-sion of the Certificate of Incorporation or By-Laws of the Borrower or any of its Subsidiaries.

          6.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to author-ize, or is required in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

          6.05  Financial Statements; Financial Condition.
(a) The consolidated statements of financial condition of the Borrower and its Consolidated Subsidiaries at January 31, 1993 and August 1, 1993, and the related consolidated state-ments of income and retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year or six-month period, as the case may be, ended on such date and heretofore furnished to the Banks present fairly the consolidated financial condition of the Borrower and its Consolidated Subsidiaries at the date of such statements of financial condition and the consolidated results of the operations of the Borrower and its Consolidated Subsidiaries for such fiscal year or six-month period, as the case may be, in accordance with generally accepted accounting principles consistently applied except for, with respect to the financial statements for the six-month period ended on August 1, 1993, normal year-end audit adjustments.

          (b) Since January 31, 1993, there has been no material adverse change in the business, operations, prop-erty, assets, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole. As used in this Agreement, "prospects" shall mean prospects only to the extent reasonably foreseeable.

          6.06 Litigation. There are no actions, suits or proceedings pending or, to the best of the knowledge of the Borrower, threatened (i) with respect to any Credit Document or (ii) that would materially and adversely affect the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

          6.07 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporane-ously furnished by or on behalf of the Borrower in writing to any Bank (including without limitation all information con-tained in the Credit Documents) for purposes of or in con-nection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circum-stances under which such information was provided.

          6.08 Use of Proceeds; Margin Regulations. All proceeds of the Loans may be used for working capital and other general corporate purposes (other than to purchase or carry Margin Stock or to extend credit to others for the pur-pose of purchasing or carrying any Margin Stock). Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of

Regulations G, T, U or X of the Board of Governors of the
Federal Reserve System.

          6.09 Tax Returns and Payments. Each of the Bor-rower and each of its Subsidiaries has filed all tax returns required to be filed by it and has paid all income taxes pay-able by it which have become due pursuant to such tax returns and all other taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith. Each of the Borrower and each of its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of the Borrower) for the payment of, all federal and state income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof.

          6.10 Compliance with ERISA. All Plans are (or, before the expiration of any applicable remedial amendment period, will be amended to be) in substantial compliance with ERISA and the Code; no Plan is insolvent or in reorganization; no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; neither the Borrower or any of its Subsidiaries nor any ERISA Affiliate has incurred any liability which would be material to the Borrower and its Subsidiaries, taken as a whole, to or on account of a Plan which is a single-employer plan as defined in Section 4001(a)(15) of ERISA pursuant to
Section 409, 502(i), 502(l), 4062, 4063, 4064 or 4069 of
ERISA or Section 4975 of the Code or a multiemployer plan pursuant to Sections 515, 4201 or 4204 of ERISA; no proceed-ings have been instituted to terminate any Plan pursuant to
Section 4042 of ERISA; and no condition exists which presents a material risk to the Borrower or any of its Subsidiaries of incurring a liability which would be material to the Borrower and its Subsidiaries, taken as a whole, to or on account of a Plan pursuant to any of the foregoing Sections of ERISA or the Code. Any representation in the immediately preceding sentence with respect to any Plan which is a multiemployer plan (other than a representation with respect to liability incurred under Section 515, 4201 or 4204 of ERISA) shall be to the best knowledge of the Borrower. As of the most recent valuation thereof prior to the Effective Date, and except as set forth in Schedule VIII, the present value of accrued benefits under each Plan which is a single-employer plan does not exceed the current value of the assets of each such Plan based upon the actuarial data and assumptions used by the consulting actuaries of the Plans in preparing each such Plan's most recent actuarial valuation report, and there is no withdrawal liability (and would be no withdrawal liability, assuming a complete withdrawal from all such Plans) to any Plan which is a multiemployer plan, which would result in a material liability to the Borrower and its Subsidiaries, taken as a whole. Neither the Borrower nor any of its Subsidiaries maintains any welfare plans as defined in
Section 3(1) of ERISA which provide retiree life or health benefits (other than as required by Section 601 of ERISA) which would have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement.

          6.11 Subsidiaries. On the Effective Date, the corporations listed on Schedule IV are the only Subsidiaries of the Borrower. Schedule IV correctly sets forth, as of the Effective Date, the percentage ownership (direct and in-direct) of the Borrower in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.

          6.12 Compliance with Statutes, etc. The Borrower and its Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all applicable re-strictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their businesses and the ownership of their properties (including applicable stat-utes, regulations, orders and restrictions relating to en-vironmental standards and controls) except such noncompli-ances as would not, in the aggregate, have a material adverse effect on the business, operations, property, assets, condi-tion (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

          6.13 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          6.14 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding com-pany," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          6.15 Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that would have a material adverse effect on the Borrower or on the Borrower and its Subsidiaries taken as a whole. There is (i) no significant unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under collective bargaining agreements is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (iii) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as would not have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

          6.16 Patents, Licenses, Franchises and Formulas. The Borrower and its Subsidiaries own or have rights to use under a license agreement all the patents, trademarks, per-mits, service marks, trade names, copyrights, licenses, fran-chises and formulas, or rights with respect to the foregoing, and have obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of their businesses, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, would result in a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

          SECTION 7. Affirmative Covenants. The Borrower covenants and agrees that on and after the Effective Date and until the Total Commitment and all outstanding Letters of Credit have been terminated and the Loans and the Notes, together with interest, Fees, Unpaid Drawings and all other obligations incurred hereunder and thereunder, are paid in full:

          7.01 Information Covenants. The Borrower will furnish to each Bank:

          (a) Quarterly Financial Statements. As soon as practicable and in any event within 60 days after the close of each quarterly accounting period (other than the fourth quarterly period) in each fiscal year of the Borrower, the consolidated balance sheets of the Bor-rower and its Consolidated Subsidiaries as at the end of such quarterly period and the related consolidated statements of income and retained earnings and cash flows for such quarterly period and for the elapsed por-tion of the fiscal year ended with the last day of such quarterly period, in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the Chairman, the Chief Financial Officer, the Chief Accounting Officer or the Treasurer of the Borrower, subject to normal year-end audit adjustments.

          (b) Annual Financial Statements. As soon as practicable and in any event within 90 days after the close of each fiscal year of the Borrower, the consoli-dated balance sheets of the Borrower and its Consoli-dated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and re-tained earnings and cash flows for such fiscal year, in each case setting forth comparative figures for the pre-ceding fiscal year and certified by independent certi-fied public accountants of recognized national standing reasonably acceptable to the Required Banks, together with a report of such accounting firm stating that in the course of its regular audit of the financial state-ments of the Borrower, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any De-fault or Event of Default which has occurred and is con-tinuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

          (c) Officer's Certificates. At the time of the delivery of the financial statements provided for in
     Section 7.01(a) and (b), a certificate of the Chairman, the Chief Financial Officer, the Chief Accounting Officer or the Treasurer of the Borrower to the effect that, to the best of his knowledge, no Default or Event of Default has occurred and is continuing or, if any De-fault or Event of Default has occurred and is contin-uing, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Borrower was in compliance with the provisions of Sections 8.01, 8.05 through 8.07, inclusive, and 8.09, at the end of such fiscal quarter or year, as the case may be.

          (d) Notice of Default or Litigation. Promptly, and in any event within three Business Days after an officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which consti-tutes a Default or Event of Default, (ii) any litigation or governmental proceeding pending (x) against the Bor-rower or any of its Subsidiaries which would materially and adversely affect the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries, taken as a whole, or (y) with respect to any Credit Document and (iii) any other event which would materi-ally and adversely affect the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries.

          (e) Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other information and reports, if any, which the Borrower shall file with the Securities and Exchange Commission or any governmental agencies substituted therefor (the "SEC").

          (f) Letters of Credit. (i) On the date three Business Days prior to the last day of each January, April, July and October, a summary statement setting forth the daily average aggregate Stated Amount of all Trade Letters of Credit and the daily average aggregate Stated Amount of all Standby Letters of Credit outstand-ing during the three-month period ending on and includ-ing the 25th day of such month (in each case on an aggregate basis, and on an individual basis for Dollar denominated and Approved Alternate Currency denominated Letters of Credit), each such statement to be certified by the Chairman, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer or an Assistant Treasurer of the Borrower. Each such summary statement shall be countersigned by the relevant Letter of Credit Issuer confirming the amounts set forth therein.

         (ii) On the date ten Business Days after the last day of each January, April, July and October, statements setting forth for all Trade Letters of Credit outstand-ing on the 25th day of such month the Stated Amounts of such Trade Letters of Credit aggregated as to those which will expire during each of the succeeding three months and thereafter, each such statement to be certi-fied by the Chairman, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer or an Assistant Treasurer of the Borrower. Each such Letter of Credit statement shall be countersigned by the relevant Trade Letter of Credit Bank confirming the amounts set forth therein.

          (g) Senior Note Information. Promptly (i) copies of all written materials relating to credit matters which the Borrower shall provide to the holders of any of the Senior Notes and (ii) copies of all amendments or waivers to the Senior Note Documents (whether the consent of the Banks to such amendment or waiver is required hereunder or otherwise).

          (h) Credit Rating Changes. Promptly after any senior financial or legal officer of the Borrower obtains knowledge thereof, notice of any change in the Credit Rating assigned by either Rating Agency.

          (i) Other Information. From time to time, such other information or documents (financial or otherwise) as any Bank may reasonably request.

          7.02 Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representa-tives of the Agent or any Bank to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Sub-sidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers, all at such reasonable times and intervals and to such reasonable extent as the Agent or such Bank may request.

          7.03 Maintenance of Property; Insurance. The Bor-rower shall, and shall cause each of its Subsidiaries to (i) keep all material property used and necessary in its business in good working order and condition, (ii) maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its properties and busi-ness, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by reputable companies in the same or similar busi-nesses, such insurance to be of such types, including without limitation business interruption insurance, and in such amounts (with such deductible amounts) as is customary for such companies in similar circumstances and (iii) furnish to each Bank, upon written request, full information as to the insurance carried.

          7.04 Corporate Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents; provided, however, that nothing in this
Section 7.04 shall prevent (i) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign corporation in any jurisdiction where such withdrawal would not have a material adverse effect on the business, opera-tions, property, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as whole or (ii) the termination of the corporate existence of a Subsidiary if, in the good faith judgment of the Borrower, such termination is in the best interests of the Borrower and is not disadvantageous to the Banks.

          7.05 Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its busi-ness and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompli-ances as would not, in the aggregate, have a material adverse effect on the business, operations, property, assets, condi-tion (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

          7.06 ERISA. As soon as possible and, in any event, within 10 days after the Borrower or any of its Sub-sidiaries or any ERISA Affiliate knows, with respect to all Plans or has reason to know, solely with respect to Plans that are single-employer plans, that a Reportable Event has occurred with respect to a Plan, that an accumulated funding deficiency has been incurred with respect to a Plan, that an application is to be or has been made to the Secretary of the Treasury for a waiver of the minimum funding standard or the extension of any amortization period under Section 412 of the Code with respect to a Plan, that a Plan has been or may be terminated, that proceedings are likely to be or have been instituted to terminate a Plan, or that the Borrower, a Sub-sidiary of the Borrower or an ERISA Affiliate will or may incur any liability to or on account of a Plan which is a single-employer plan under Section 409, 502(i), 502(l), 4062, 4063, 4064 or 4069 of ERISA or Section 4975 of the Code or which is a multiemployer plan under Section 515, 4201 or 4204 of ERISA, the Borrower will deliver to the Agent a certif-icate of a financial officer setting forth details as to such occurrence and action, if any, which the Borrower or the re-spective Subsidiary or ERISA Affiliate is required or pro-poses to take, together with any notices required or proposed to be filed with or by the Borrower, the respective Subsidi-ary, the ERISA Affiliate, the Internal Revenue Service, the PBGC or the plan administrator with respect thereto. Upon the reasonable request of the Agent, the Borrower shall deliver a true and complete copy of all or any portion of the Internal Revenue Service Form 5500 (Annual Report) filed most recently with respect to any Plan or Plans where a copy of such Annual Report is reasonably available to the Borrower. Copies of any notices required to be delivered to the Agent hereunder shall be delivered no later than 10 days after the later of the date such notice has been filed with the Inter-nal Revenue Service or the PBGC or received by the Borrower or any of its Subsidiaries.

          7.07 Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, in-denture, security agreement and other debt instrument by which it is bound, except such non-performances as would not in the aggregate have a material adverse effect on the busi-ness, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

          7.08 Payment of Taxes and Claims. The Borrower will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business income or property before any material penalty or significant interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of its properties or assets, provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such accrual or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor.

          SECTION 8. Negative Covenants. The Borrower cov-enants and agrees that on and after the Effective Date and until the Total Commitment and all outstanding Letters of Credit have been terminated and the Loans and the Notes, together with interest, Fees, Unpaid Drawings and all other obligations incurred hereunder and thereunder, are paid in full:

          8.01 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets sub-ject to an understanding or agreement, contingent or other-wise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar record-ing or notice statute, provided that the provisions of this
Section 8.01 shall not prevent the creation, incurrence, assumption or existence of:

          (i) Liens for taxes not yet due, or Liens for taxes being contested in good faith by appropriate pro-ceedings promptly instituted and diligently conducted and for which such accrual or other appropriate pro-vision, if any, as shall be required by generally ac-cepted accounting principles have been made;

         (ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries incidental to the conduct of the business of, or the ownership of property and assets of, the Borrower or any of its Subsidiaries which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (x) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (y) which are being contested in good faith by appropriate proceed-ings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

        (iii) Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule V securing Indebtedness not exceeding the amount set forth in such Schedule V, and any renewals, extensions or refundings of any such Liens, provided, that the principal amount of the Indebtedness secured thereby is not increased and the Lien is not extended to other property (Liens described in this clause (iii), "Permitted Liens");

         (iv)  Pledges or deposits in connection with
     worker's compensation, unemployment insurance and other social security legislation;

          (v) Liens on goods and related documents securing the Trade Letters of Credit;

         (vi) Liens in respect of the property or assets of a Subsidiary, securing obligations of such Subsidiary to the Borrower or any wholly-owned Domestic Subsidiary;

        (vii) Purchase money Liens or other Liens on property acquired after the Effective Date by the Borrower or any Subsidiary, to secure the purchase price of such property (or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property) or Liens on any such property at the time of the acquisition of such property by the Borrower or by such Subsidiary, whether or not assumed, provided that (x) the Indebtedness secured by each such Lien shall not exceed the cost of such property to the Borrower or any such Subsidiary or the fair value thereof at the time of the acquisition thereof, as the case may be, whichever is less, and (y) each such Lien shall apply and attach only to the property originally subject thereto and fixed improvements thereon or accessions thereto; and

       (viii) Liens not otherwise permitted by the foregoing clauses (i) through (vii) above, provided that the sum of (x) the aggregate amount of all obligations (including, without limitation, all Indebtedness) secured by Liens pursuant to this clause (viii) and (y) the aggregate principal amount of Indebtedness of Subsidiaries of the Borrower outstanding pursuant to

     Section 8.09(ii), shall not exceed an amount equal to 10% of the Borrower's Net Worth.

          8.02 Consolidation, Merger, Sale of Assets. The Borrower will not, and will not permit any of its Sub-sidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its properties or assets, except that:

          (i) so long as no Default or Event of Default exists, or would result therefrom, the Borrower may merge or consolidate with any Person (provided the Borrower shall be the continuing or surviving corporation); and

         (ii) so long as no Default or Event of Default exists, or would result therefrom, any Subsidiary of the Borrower may merge or consolidate with or into, or be liquidated into, any Person, or wind up or dissolve its affairs, and any such Subsidiary may convey, sell, lease or dispose of all or substantially all of its assets to any such Person.

          8.03 Advances, Investments and Loans. The Bor-rower will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to, or guarantee the obligations of, any Person or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person (each of the foregoing, an "Investment"), except:

          (i) the Borrower and the Subsidiaries may acquire and hold receivables owing to them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that the extended payment terms for any such receivable shall not exceed 180 days;

         (ii) the Borrower and the Subsidiaries may acquire and hold cash and Cash Equivalents, provided that the aggregate amount thereof for the Borrower and the Sub-sidiaries (other than the amount thereof held by Exist-ing Foreign Subsidiaries) at no time when any Loan is outstanding exceeds $20,000,000, provided, further that the amount of such cash and Cash Equivalents may exceed $20,000,000 if the only Loans outstanding are Fixed Rate Loans so long as the Borrower prepays such Fixed Rate

     Loans on the last day of the Interest Period applicable thereto until the amount of such cash and Cash
     Equivalents is equal to or less than $20,000,000;

        (iii) the Borrower and the Subsidiaries may make loans and advances to officers, employees and agents in the ordinary course of their business totalling in the aggregate for the Borrower and the Subsidiaries no more than $2,000,000 at any one time outstanding;

         (iv)  the Borrower and its Subsidiaries may make
     Investments in Domestic Subsidiaries;

          (v) the Borrower and its Subsidiaries may make Investments in any Existing Foreign Subsidiaries limited to the sum of (x) those existing on the Effective Date or resulting from unremitted earnings and profits of such Existing Foreign Subsidiaries and (y) $5,000,000 outstanding at any time;

         (vi)  those guarantees listed on Schedule VI;

        (vii)  those Investments listed on Schedule VII;

       (viii) the Borrower and its Subsidiaries may purchase or acquire the stock of any other Person so long as after giving effect to such purchase or acquisition the Borrower or such Subsidiary shall own 100% of the capital stock of such Person; and

         (ix) Investments not otherwise permitted by the foregoing clauses (i) through (viii) above, provided that the aggregate outstanding amount of Investments made pursuant to this clause (ix) shall not exceed
     $5,000,000 at any time.

An Investment of the Borrower or a Subsidiary in any other Subsidiary existing at the time such "other Subsidiary" shall cease to be a Subsidiary as defined herein shall be deemed to have been made immediately after the time such "other Sub-sidiary" ceases to be a Subsidiary for the purposes of this Agreement.

          8.04 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of the Borrower, other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate.

          8.05 Interest Coverage Ratio. The Borrower will not permit the ratio of (i) EBIT to (ii) Interest Charges for any period of four consecutive fiscal quarters of the Bor-rower (taken as one accounting period) to be less than 2.8 to 1.

          8.06 Minimum Consolidated Net Worth. The Borrower will not permit its Net Worth at any time to be less than the sum of (i) $175,000,000 plus (ii) 50% of the Borrower's Consolidated Net Income for the period from and including the first day of the Borrower's fiscal quarter commencing on May 4, 1993 to and including the last day of the then most recently ended fiscal quarter (taken as one accounting period), provided that this clause (ii) shall not result in any decrease in the minimum required Net Worth to an amount less than $175,000,000.

          8.07 Leverage Ratio. The Borrower will not permit the ratio of (i) Total Indebtedness to (ii) Total Capitaliza-tion at any time to exceed 0.6 to 1.

          8.08 Limitation on Restrictions on Subsidiary Dividends and Other Distributions. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the abil-ity of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other inter-est or participation in its profits, owned by the Borrower or any Subsidiary of the Borrower, or pay any Indebtedness owed to the Borrower or a Subsidiary of the Borrower, (b) make loans or advances to the Borrower or (c) transfer any of its properties or assets to the Borrower, except for such encum-brances or restrictions existing under or by reasons of (i) applicable law, (ii) this Agreement, and (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsid-iary of the Borrower.

          8.09 Subsidiary Indebtedness. The Borrower will not permit any Subsidiary to create, assume or incur in any manner or be or become liable in respect of any Indebtedness, except the provisions of this Section 8.09 shall not prevent the existence, creation, assumption or incurrence of (i) Indebtedness attributable to Trade Letters of Credit

(excluding Unpaid Drawings in respect thereof existing for more than two days) and (ii) any other such Indebtedness, provided that the sum of (x) the aggregate outstanding principal amount of Indebtedness of Subsidiaries (excluding Indebtedness attributable to Trade Letters of Credit but including Unpaid Drawings in respect thereof existing for more than two days) and (y) the aggregate amount of all obligations (including, without limitation, all Indebtedness) secured by Liens permitted by Section 8.01(viii), shall not exceed an amount equal to 10% of the Borrower's Net Worth.

          8.10 Restricted Payment Put. The Borrower will not make any payments pursuant to the Restricted Payment Put unless (x) no Default or Event of Default exists, or would result therefrom, and (y) the Borrower does not use any proceeds of Loans to make any such payment.

          SECTION 9.  Events of Default.  Upon the occurrence
of any of the following specified events (each an "Event of Default"):

          9.01 Payments. The Borrower shall (i) default in the payment when due of any principal of the Loans, the Un-paid Drawings or the Notes or (ii) default, and such default shall continue unremedied for five or more days, in the pay-ment when due of any interest on the Loans, the Unpaid Draw-ings or the Notes or of any Fees or any other amounts owing hereunder or thereunder; or

          9.02 Representations, etc. Any representation, warranty or statement made by the Borrower herein or in any other Credit Document or in any certificate delivered pur-suant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          9.03 Covenants. The Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.01(d) or in Section 8 (other than Sections 8.05, 8.06 and 8.07 thereof), (ii) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 8.05, 8.06 or 8.07 and such default shall continue unremedied for a period of 10 days after the occurrence thereof or (iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Sections 9.01 and 9.02 and clauses (i) and (ii) of this
Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of 30 days after written notice to the Borrower by either the Agent or any Bank; or

          9.04 Default Under Other Agreements. The Borrower or any of its Subsidiaries shall (i) default in any payment of any Indebtedness (other than the Obligations) exceeding $5,000,000 in the aggregate beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created, (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) exceeding $5,000,000 in the aggregate or con-tained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (iii) any Indebt-edness of the Borrower or any of its Subsidiaries exceeding $5,000,000 in the aggregate shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided, that the requirement that the Borrower redeem 1993 Debentures pursuant to the Restricted Payment Put shall not constitute an Event of Default under clause (ii) or
(iii) above to the extent that the Borrower is permitted to make payments pursuant to the Restricted Payment Put at such time pursuant to Section 8.10; or

          9.05 Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning it-self under Title 11 of the United States Code entitled "Bank-ruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, ad-justment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidi-aries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Bor-rower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries for the pur-pose of effecting any of the foregoing; or

          9.06 ERISA. (a) A Plan shall fail to maintain the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard or the extension of any amortization period is sought or granted under Section 412(d) or (e) of the Code, (b) a Plan is or shall have been terminated or the subject of termination pro-ceedings under ERISA, or an event has occurred entitling the PBGC to terminate a Plan under Section 4042(a) of ERISA or
(c) the Borrower, any of its Subsidiaries or an ERISA Affil-iate has incurred or is likely to incur a material liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or under
Section 4975 of the Code; and there shall result from any such event or events either (i) the provision of security to induce the issuance of a waiver or extension of any funding requirement under Section 412, (ii) the imposition of a lien under ERISA or the Code or (iii) liability or a material risk of incurring liability to the Internal Revenue Service, the PBGC, a Plan or a trustee appointed under ERISA which in the case of (i), (ii) or (iii) above would have a material adverse effect upon the business, operations, property, assets, condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole; or

          9.07 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidi-aries involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or fully covered by in-surance) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent, upon the written request of the Required Banks, shall by written notice to the Borrower, take any or all of the fol-lowing actions, without prejudice to the rights of the Agent, any Bank or the holder of any Note to enforce its claims against the Borrower (provided, that, if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Agent to the Borrower as specified in clauses (i), (ii) and (iii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Bank shall forthwith terminate immediately and any Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans, all Unpaid Drawings and the Notes and all obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and paya-ble without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and
(iii) direct the Borrower to pay to the Agent an amount equal to the then Stated Amount of all outstanding Letters of Credit for deposit in a cash collateral account maintained by the Agent for the pro rata benefit of the Banks which amount shall be applied by the Agent to satisfy the Borrower's obli-gations under Section 2.04 in respect of such outstanding Letters of Credit.

          SECTION 10.  Definitions and Accounting Terms.

          10.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Absolute Rate" shall mean an interest rate
(rounded to the nearest .0001) expressed as a decimal.

          "Absolute Rate Borrowing" shall mean a proposed
Competitive Bid Borrowing with respect to which the Borrower has requested that the Bidder Banks offer to make Competitive
Bid Loans at Absolute Rates.

          "Adjusted Certificate of Deposit Rate" shall mean, on any day, 1/2 of 1% in excess of the sum (rounded to the nearest 1/100 of 1%) of (i) the rate obtained by dividing (x) the most recent weekly average dealer offering rate per annum for negotiable certificates of deposit with a three-month maturity in the secondary market as published in the most recent Federal Reserve Statistical Release on Form H.15 en-titled "Selected Interest Rates," or, if such publication or a substitute containing the foregoing rate information shall not be published by the Federal Reserve System for any week, the weekly average offering rate determined in good faith by the Agent on the basis of quotations for such certificates received by it from two or more certificate of deposit dealers in New York of recognized standing or, if such quo-tations are unavailable, then on the basis of other sources reasonably selected by the Agent, by (y) a percentage equal to 100% minus the then stated maximum rate (expressed as a percentage) of all reserve requirements as specified in Regulation D (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applic-able on such day to a negotiable certificate of deposit in excess of $100,000 with a maturity of three months of any member bank of the Federal Reserve System, plus (ii) the then daily net annual assessment rate as estimated by the Agent for determining the current annual assessment payable by the Agent to the Federal Deposit Insurance Corporation for insur-ing three-month certificates of deposit.

          "Affiliate" shall mean, with respect to any Person, any other Person (i) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or (ii) that directly or indirectly owns more than 5% of the voting securities of such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

          "Agent" shall have the meaning provided in the first paragraph of this Agreement.

          "Aggregate Loan Outstandings" shall have the meaning provided in Section 4.02(a).

          "Agreement" shall mean this Credit Agreement, as modified, supplemented or amended from time to time.

          "Applicable Base Rate Margin" shall mean zero.

          "Applicable CD Rate Margin" shall mean, at any time when the Credit Rating is at any level set forth below, a percentage equal to the number of basis points set forth below opposite such Credit Rating (with 100 basis points equalling 1.0%):
                                      Applicable CD
          Credit Rating                Rate Margin

           A-/A3                           52.5

           BBB+/Baa1                       57.5

           BBB/Baa2                        62.5

           BBB-/Baa3                       72.5

           BB+/Ba1 or lower                87.5

          "Applicable Commitment Commission Percentage" shall mean, at any time when the Credit Rating is at any level set forth below, a percentage equal to the number of basis points set forth below opposite such Credit Rating (with 100 basis points equalling 1.0%):

                                  Applicable Commitment
          Credit Rating           Commission Percentage

           A-/A3                           15

           BBB+/Baa1                       20

           BBB/Baa2                        25

           BBB-/Baa3                       25

           BB+/Ba1 or lower                30

          "Applicable Eurodollar Margin" shall mean, at any time when the Credit Rating of the Borrower is at any level set forth below, a percentage equal to the number of basis points set forth below opposite such Credit Rating (with 100 basis points equalling 1.0%):

                                       Applicable
                                       Eurodollar
          Credit Rating                  Margin

          A-/A3                            40

          BBB+/Baa1                        45

          BBB/Baa2                         50

          BBB-/Baa3                        60

          BB+/Ba1 or lower                 75

          "Applicable Lending Office" shall mean, with res-pect to each Bank, (i) such Bank's Base Rate Lending Office in the case of a Base Rate Loan, (ii) such Bank's Eurodollar Lending Office in the case of a Eurodollar Rate Loan and
(iii) such Bank's CD Rate Lending Office in the case of a CD
Rate Loan.

          "Approved Alternate Currency" shall mean, with respect to any Letter of Credit, Canadian Dollars, British Pounds Sterling, Italian Lira, German Deutsche Marks, Swiss Francs, French Francs, Belgian Francs, Dutch Guilders, Spanish Pesetas and Japanese Yen, and any other currency other than Dollars which is approved by the Letter of Credit Issuer in respect of such Letter of Credit, the Agent and the Required Banks prior to the issuance of such Letter of Credit.

          "Available Total Revolving Commitment" shall mean
(i) for the period from and including October 16 to and including July 14 of each year, the lesser of (x) the Total Revolving Commitment and (y) $85,000,000, and (ii) for the period from and including July 15 to and including October 15 of each year, the Total Revolving Commitment.

          "Bank" shall have the meaning provided in the first paragraph of this Agreement.

          "Bank Affiliate" shall mean, with respect to any Bank, any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Bank.

          "Bankruptcy Code" shall have the meaning provided in Section 9.05.

          "Base Rate" shall mean on any day the highest of
(i) the Prime Lending Rate, (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Rate, or (iii) the Adjusted
Certificate of Deposit Rate.

          "Base Rate Lending Office" shall mean, with respect to each Bank, the office of such Bank specified as its "Base Rate Lending Office" opposite its name on Schedule II or such other office or affiliate of such Bank as such Bank may from time to time specify as such to the Borrower and the Agent.

          "Base Rate Loan" shall mean any Revolving Loan designated as such by the Borrower at the time of its incur-rence thereof or conversion thereto.

          "Bid Agent" shall mean the Borrower, or any one of the Banks designated by the Borrower which agrees to act as the Bid Agent hereunder in respect of Competitive Bid
Borrowings.

          "Bid Agent's Notice Office" shall mean the notice office of the Borrower or the Bank acting as the Bid Agent hereunder, as the case may be, as specified in or pursuant to
Section 12.03.

          "Bidder Bank" shall mean each Bank that has notified in writing (and has not withdrawn such notice) the Agent that it desires to participate generally in the bidding arrangements relating to Competitive Bid Borrowings.

          "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

          "Borrowing" shall mean and include (i) the incur-rence of one Type of Loan from all the Banks on a given date (or resulting from conversions on a given date), having in the case of Fixed Rate Loans the same Interest Period, pro-vided that Loans of another Type incurred pursuant to Section 1.11(b) shall be considered part of the related Borrowing of Fixed Rate Loans and (ii) a Competitive Bid Borrowing.

          "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized by law or other government action to close and
(ii) with respect to all notices and determinations in con-nection with, and payments of principal and interest on, Eurodollar Rate Loans, any day which is a Business Day de-scribed in clause (i) above and which is also a day for trading by and between banks in the New York interbank Euro-dollar market.

          "Cash Equivalents" shall mean, as to any Person,
(i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturi-ties of not more than six months from the date of acquisi-tion, (ii) time deposits and certificates of deposit of any commercial bank incorporated in the United States of recog-nized standing having capital and surplus in excess of $100,000,000 with maturities of not more than six months from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by the parent corporation of any commercial bank of recognized standing having capital and surplus in excess of $500,000,000, and commercial paper issued by any Person incorporated in the United States, in each case rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing not more than six months after the date of acquisition by such Person and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

          "CD Rate Lending Office" shall mean, with respect to each Bank, the office of such Bank specified as its "CD Rate Lending Office" opposite its name on Schedule II or such other office of such Bank as such Bank may from time to time specify as such to the Borrower and the Agent.

          "CD Rate Loan" shall mean any Revolving Loan des-ignated as such by the Borrower at the time of its incurrence thereof or conversion thereto.

          "Certificate of Deposit Rate" shall mean, with respect to each Interest Period for a CD Rate Loan, the con-sensus bid rate determined by the Agent as the bid rates per annum, at approximately 10:00 A.M. (New York time) on the first day of the Interest Period for which such Certificate of Deposit Rate is to be applicable, of two or more New York certificate of deposit dealers of recognized standing selected by the Agent for the purchase at face value from the Agent in New York of certificates of deposit in an aggregate amount approximately comparable to the CD Rate Loan of the Agent to which such Certificate of Deposit Rate is to be applicable and with a maturity equal to the Interest Period for such CD Rate Loan.

          "Change of Control Event" shall have the meaning provided in Section 4.05.

          "Code" shall mean the Internal Revenue Code of 1986, or any successor U.S. federal tax code, and any reference to any statutory provision shall be deemed to be a reference to any successor provision or provisions.

          "Commitment" shall mean for each Bank, at any time, the sum of such Bank's Revolving Commitment and such Bank's
Letter of Credit Commitment.

          "Commitment Commission" shall have the meaning provided in Section 3.01(a).

          "Competitive Bid Borrowing" shall mean a Borrowing of Competitive Bid Loans pursuant to Section 1.04.

          "Competitive Bid Loans" shall have the meaning provided in Section 1.01(b).

          "Consolidated Net Income" shall mean for any period
(a) the consolidated gross revenues of the Borrower and its Subsidiaries for such period less (b) all operating and non-operating expenses of the Borrower and its Subsidiaries in-cluding all charges of a proper character (including, without limitation, the cash prepayment premium paid upon the redemption of the 1987 Notes and the 1990 Notes, current and deferred taxes on income, provision for taxes on unremitted foreign earnings which are included in gross revenues, and current additions to reserves, but excluding non-cash charges taken in connection with FASB 106), but not including in gross revenues (i) any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), (ii) any gains resulting from the write-up of assets (other than the write-up of current assets as a result of revaluations or realignment of currencies), (iii) any equity of the Borrower or any Subsidiary in the unremitted earnings of any corporation which is not a Subsidiary, (iv) any earnings of any Person acquired by the Borrower or any Subsidiary through purchase, merger or consolidation or otherwise for any period prior to the time of such acquisition, or (v) the amortization of any negative goodwill which results after the application of purchase accounting adjustments to the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary; all determined in accordance with generally accepted accounting principles consistently applied and, with respect to Existing Foreign Subsidiaries, calculated in accordance with the last sentence of the definition of Existing Foreign Subsidiaries.

          "Consolidated Subsidiaries" shall mean all Subsi-diaries of the Borrower which are consolidated with the Bor-rower for financial reporting purposes in accordance with generally accepted accounting principles in the United States.

          "Contingent Obligation" shall mean, as to any Per-son, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indi-rectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds
(x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to pur-chase or lease property, securities or services primarily for the purpose of assuring the owner of any such primary obli-gation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided that the term "Contingent Obligation" shall not include endorsements of instruments for deposit or collection in the ordinary course of business.
The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "Credit Documents" shall mean this Agreement, each Note and each Letter of Credit Document.

          "Credit Event" shall mean the making of any Loan or the issuance of any Letter of Credit.

          "Credit Rating" shall mean (i) the rating assigned by each Rating Agency, if such ratings are the same or (ii) if the ratings assigned by the Rating Agencies differ, the higher of the ratings assigned by the Rating Agencies, in each case to the Borrower's long-term senior debt. If any such rating shall be changed by either Rating Agency, such change shall be effective for all purposes of this Agreement on the Business Day following such change.

          "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Demand" shall have the meaning provided in Section
4.05.

          "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States.

          "Domestic Subsidiary" shall mean any Subsidiary incorporated under the laws of the United States of America, any State thereof or the District of Columbia, and which has its primary business located in the United States (including Puerto Rico).

          "Drawing" shall have the meaning provided in Sec-tion 2.04(b).

          "EBIT" shall mean, for any period, the sum of (i) Consolidated Net Income of the Borrower for such period, (ii) provisions for taxes based on income or profits to the extent such income or profits were included in computing Consolida-ted Net Income and (iii) consolidated interest expense (in-cluding amortization of original issue discount and non-cash interest payments or accruals and the interest component of capitalized lease obligations), net of interest income there-tofore deducted from earnings in computing Consolidated Net Income for such period.

          "Effective Date" shall have the meaning provided in
Section 5.01.

          "Eligible Transferee" shall mean and include a commercial bank, financial institution or other "Accredited
Investor" (as defined in Regulation D).

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect on the Effective Date, and to any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) (including each trade or business (whether or not incorporated)) which together with the Borrower or any of its Subsidiaries would be deemed to be a single employer or a member of the same "controlled group" of

"contributing sponsors" within the meaning of Section 4001 of ERISA.

          "Eurodollar Lending Office" shall mean, with re-spect to each Bank, the office of such Bank specified as its "Eurodollar Lending Office" opposite its name on Schedule II or such other office of such Bank as such Bank may from time to time specify as such to the Borrower and the Agent.

          "Eurodollar Loan" shall mean any Revolving Loan designated as such by the Borrower at the time of its incur-rence thereof or conversion thereto.

          "Eurodollar Rate" shall mean, with respect to each Interest Period, the rate obtained by dividing (i) the offered quotation to first-class banks in the New York interbank Eurodollar market by the Agent for Dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loan of the Agent for which an interest rate is then being determined (or in the case of a Competitive Bid Loan that is a Spread Borrowing based on the Eurodollar Rate, an amount determined by each Bidder Bank (in its sole discretion) offering to make one or more Competitive Bid Loans at the Eurodollar rate of interest for the maximum principal amount of such Competitive Bid Loan or Loans which such Bank would be willing to make as part of such proposed Competitive Bid Borrowing) with maturities comparable to such Interest Period, determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period, by
(ii) a percentage equal to 100% minus the then stated maximum rate (expressed as a percentage) of all reserve requirements (including without limitation any marginal, emergency, sup-plemental, special or other reserves) applicable to any mem-ber bank of the Federal Reserve System in respect of Euro-currency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

          "Event of Default" shall have the meaning provided in Section 9.

          "Existing Credit Agreement" shall mean the Credit
Agreement dated as of August 1, 1987 and amended and restated as of October 26, 1990, among the Borrower, the financial institutions party thereto and the Agent, as amended, modified or supplemented prior to the Effective Date.

          "Existing Foreign Subsidiaries" shall mean Envoy
Pacific Limited, a Hong Kong corporation, Towell Import &

Export Limited, a Hong Kong corporation, Abese Limited, a Hong Kong corporation, Confectiones Imperio, S.A., a Costa Rican corporation, GHB (Far East) Limited, a Hong Kong cor-poration, Caribe M&I Limited, a Cayman Island corporation, G.H. Bass Comercio Exportacao, Ltda., a Brazilian cor-poration, and Camisas Modernas, a Guatemalan corporation, provided that all of the capital stock of every class of such Person, except director's qualifying shares and except minority interests existing as of February 3, 1991 shall, at the time as of which any determination is being made, be owned by the Borrower either directly or through Subsidiaries. In computing the assets of the Borrower and the Subsidiaries, or the Consolidated Net Income of the Bor-rower, no amount shall be included in respect of assets or earnings attributable to Existing Foreign Subsidiaries not remitted to the Borrower or a Domestic Subsidiary in excess of $15,000,000 in either case.

          "Existing Letter of Credit" shall have the meaning provided in 2.01(c).

          "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates for overnight Federal funds transactions with members of the Fed-eral Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Re-serve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          "Fees" shall mean all amounts payable pursuant to or referred to in Section 3.01.

          "Fixed CD Rate" shall mean, with respect to each Interest Period for a CD Rate Loan, the sum (rounded upward to the next whole multiple of 1/100 of 1%) of (i) the rate obtained by dividing (x) the Certificate of Deposit Rate for such Interest Period by (y) a percentage equal to 100% minus the stated maximum rate (expressed as a percentage) of all reserve requirements as specified in Regulation D (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on the first day of such Interest Period to a negotiable certificate of deposit in excess of $100,000 with a maturity equal to such Interest Period of any member bank of the Federal Reserve System plus

(ii) the daily net annual assessment rate as estimated by the Agent on the first day of such Interest Period for determin-ing the current annual assessment payable by the Agent to the Federal Deposit Insurance Corporation for insuring such cer-tificates of deposit.

          "Fixed Rate Loan" shall mean any CD Rate Loan and any Eurodollar Loan.

          "Indebtedness" shall mean, as to any Person, with-out duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services or evidenced by debt securities, (ii) the stated amount of all letters of credit issued for the account of such Person and all unreimbursed drawings in respect thereof, (iii) all liabilities secured by any Lien on any property owned by such Person, whether or not such liabilities have been assumed by such Person, (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee and (v) all Contingent Obligations of such Person.

          "Interest Charges" for any period shall mean the total consolidated interest expense of the Borrower and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof and including amor-tization of original issue discount and non-cash interest payments or accruals and the interest component of capi-talized lease obligations) less any interest income of the Borrower and any of its Subsidiaries during such period.

          "Interest Period" shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 1.10.

          "Interest Rate Basis" shall mean the Eurodollar
Rate and/or such other basis for determining an interest rate as the Borrower may designate from time to time in writing to the Bidder Banks.

          "Investments" shall have the meaning provided in
Section 8.03.

          "Letter of Credit" shall mean any Standby Letter of Credit and any Trade Letter of Credit.

          "Letter of Credit Application" shall have the meaning provided in Section 2.02.

          "Letter of Credit Commitment" shall mean for any Bank, at any time, the amount set forth opposite such Bank's name in Schedule I under the heading "Letter of Credit Commitment" as the same may be reduced from time to time pursuant to Sections 3.02, 4.05 and 9.

          "Letter of Credit Documents" shall mean all docu-ments executed and delivered by the Borrower and its Subsid-iaries in connection with the Letters of Credit (including, without limitation, guarantees of the Borrower in connection therewith).

          "Letter of Credit Facility Fee" shall have the meaning provided in Section 3.01(b).

          "Letter of Credit Fees" shall have the meaning provided in Section 3.01(c).

          "Letter of Credit Issuer" shall mean and include each Trade Letter of Credit Bank and each Standby Letter of
Credit Bank.

          "Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

          "Letter of Credit Percentage" shall mean at any time for each Bank, the percentage obtained by dividing such Bank's Letter of Credit Commitment by the Total Letter of Credit Commitment, provided that at any time when the Total Letter of Credit Commitment shall have been terminated, each Bank's Letter of Credit Percentage shall be determined as aforesaid based on such Bank's Letter of Credit Commitment and the Total Letter of Credit Commitment as in effect immediately prior to such termination.

          "Lien" shall mean any mortgage, pledge, hypothe-cation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, with-out limitation, any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing).

          "Loan" means any Revolving Loan and any Competitive
Bid Loan.

          "Margin Stock" shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve
System.

          "Maturity Date" shall mean February 3, 1997.

          "Maximum Standby Issuance Amount" shall mean, for any Standby Letter of Credit Bank at any time, the amount set forth opposite such Standby Letter of Credit Bank's name on Part A of Schedule IX, as such Schedule IX may be modified from time to time in accordance with the terms and conditions set forth in the definition of Standby Letter of Credit Bank.

          "Maximum Trade Issuance Amount" shall mean, for any Trade Letter of Credit Bank at any time, the amount set forth opposite such Trade Letter of Credit Bank's name on Part B of
Schedule IX, as such Schedule IX may be modified from time to time in accordance with the terms and conditions set forth in the definition of Trade Letter of Credit Bank.

          "Moody's" shall mean Moody's Investors Service,
Inc., or any successor corporation thereto.

          "Net Worth" shall mean, as to any Person, the sum of its consolidated capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with gen-erally accepted accounting principles on a consolidated basis, constitutes stockholder's equity, excluding any trea-sury stock, provided that no amounts attributable to any preferred stock which is mandatorily redeemable, or which is redeemable or puttable in any respect at the option of the holder thereof, shall be included in any computation of the Net Worth of the Borrower.

          "1987 Note Purchase Agreement" shall mean the Note Purchase Agreement dated July 29, 1987 between the Borrower and The Prudential Insurance Company of America, as amended by the letter agreement dated August 27, 1987, the letter agreement dated August 28, 1987, the letter agreement dated May 5, 1988, two letter agreements dated July 21, 1988, the Waiver Agreement dated as of April 20, 1989, the Amendment and Waiver Agreement dated as of February 9, 1990, the Amendment and Waiver Agreement dated as of August 1, 1990, the Amendment and Waiver Agreement dated as of September 6, 1990, the Amendment Agreement and Consent, dated as of October 25, 1990 and the Amendment and Waiver Agreement, dated as of September 29, 1993.

          "1987 Notes" shall mean the Senior Notes due 2002 in the original principal amount of $77,200,000 issued by the Borrower pursuant to the 1987 Note Purchase Agreement.

          "1988 Note Purchase Agreements" shall mean those certain Note Purchase Agreements dated as of December 15, 1988, between the Borrower and the purchasers named therein, as amended by the letter agreement dated April 14, 1989, the letter agreement dated February 9, 1990, the Amendment and Waiver Agreement dated as of August 1, 1990, the Amendment and Waiver Agreement dated as of September 7, 1990 and the Amendment Agreement and Consent, dated as of October 25, 1990 and as the same may be further amended or modified from time to time in accordance with the terms thereof and hereof.

          "1988 Notes" shall mean the of 10.05% Senior Notes
Due 1993 in the aggregate principal amount of $40,000,000 issued by the Borrower pursuant to the 1988 Note Purchase
Agreements.

          "1990 Note Purchase Agreement" shall mean that certain Note Purchase Agreement dated September 7, 1990, between the Borrower and the purchaser named therein, as amended by the Amendment Agreement and Consent, dated as of October 25, 1990.

          "1990 Notes" shall mean the 9.93% Senior Notes Due
1997 in the aggregate principal amount of $30,000,000 issued by the Borrower pursuant to the 1990 Note Purchase Agreement.

          "1992 Note Purchase Agreements" shall mean the Note Purchase Agreements dated as of October 1, 1992 between the Borrower and the purchasers named therein, as the same may be amended or modified from time to time in accordance with the terms thereof and hereof.

          "1992 Notes" shall mean the 7.85% Series A Senior Notes Due November 1, 2002, the 7.02% Series B Senior Notes Due November 1, 1999 and the 7.75% Series C Senior Notes Due November 1, 2002, in the aggregate principal amount of $69,000,000 and issued by the Borrower pursuant to the 1992 Note Purchase Agreements.

          "1993 Debentures" shall mean the 7-3/4% Debentures
Due 2023 in the aggregate principal amount of $100,000,000 issued by the Borrower pursuant to the 1993 Indenture.

          "1993 Indenture" shall mean the Indenture dated as of November 1, 1993, between the Borrower and The Bank of New

York, as trustee, as the same may be amended or modified from time to time in accordance with the terms thereof and hereof.

          "Note" shall have the meaning provided in Section
1.06.

          "Notice of Borrowing" shall have the meaning pro-vided in Section 1.03.

          "Notice of Competitive Bid Borrowing" shall have the meaning provided in Section 1.04(a).

          "Notice of Conversion" shall have the meaning pro-vided in Section 1.07.

          "Notice Office" shall mean the office of the Agent located at 280 Park Avenue, New York, New York 10017, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

          "Obligations" shall mean all amounts owing to the Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

          "Participant" shall have the meaning provided in
Section 2.03(a).

          "Payment Office" shall mean the office of the Agent located at One Bankers Trust Plaza, New York, New York 10006, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

          "PBGC" shall mean the Pension Benefit Guaranty Cor-poration established under ERISA, or any successor thereto.

          "Permitted Liens" shall have the meaning provided in Section 8.01.

          "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

          "Plan" shall mean any multiemployer plan or single-employer plan, as defined in Section 4001 and subject to Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of), or at any time during the five calendar years preceding the Effective Date was maintained or contributed to by (or to which there was an obligation to contribute of), the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate, other than The Phillips - Van Heusen Corporation Salaried Employees' and Salesmen's Retirement Plan, The Phillips - Van Heusen Retail Employees' Retirement Plan, The PVH - Van Heusen Employees' Retirement and Severance Plan, and The Amended Retirement Plan for Salaried Employees of the Joseph & Feiss Company which plans were terminated as of December 31, 1985 with no liability as of the Effective Date to the Borrower, any Subsidiary of the Borrower or an ERISA Affiliate.

          "Prepayment Date" shall have the meaning provided in Section 4.05.

          "Prime Lending Rate" shall mean the rate which Bankers Trust Company announces from time to time as its prime lending rate, the "Prime Lending Rate" to change when and as such prime lending rate changes. The "Prime Lending Rate" is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bankers Trust Company may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

          "Rating Agency" shall mean each of Moody's and S&P.

          "Register" shall have the meaning provided in
Section 1.06(d).

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Replaced Bank" shall have the meaning provided in
Section 1.14.

          "Replacement Bank" shall have the meaning provided in Section 1.14.

          "Reply Date" shall have the meaning provided in
Section 1.04(b).

          "Reportable Event" shall mean an event described in
Section 4043(b) of ERISA (with respect to which the 30 day notice requirement has not been waived by the PBGC).

          "Required Banks" shall mean, at any time, Banks whose Revolving Commitments and Letter of Credit Commitments equal or exceed 51% of the Total Revolving Commitment plus the Total Letter of Credit Commitment at such time, provided that if at any time of determination thereof the Total Revolving Loan Commitment or the Total Letter of Credit Commitment shall have been terminated, the "Required Banks" shall be determined as aforesaid based on the Revolving Commitments, Letter of Credit Commitments, Total Revolving Credit Commitment and Total Letter of Credit Commitment as in effect immediately prior to such termination.

          "Restricted Payment Put" shall mean any payments made by the Borrower pursuant to Section 1010 of the 1993 Indenture to redeem the 1993 Debentures in whole or in part at the request of the holders of the 1993 Debentures pursuant to such Section 1010.

          "Revolving Commitment" shall mean for each Bank, at any time, the amount set forth opposite such Bank's name in
Schedule I under the heading "Revolving Commitment" as the same may be reduced from time to time pursuant to Sections 3.02, 4.05 and 9.

          "Revolving Loan" shall have the meaning provided in
Section 1.01(a).

          "Revolving Percentage" shall mean at any time for each Bank, the percentage obtained by dividing such Bank's Revolving Commitment by the Total Revolving Commitment, provided that at any time when the Total Revolving Commitment shall have been terminated, each Bank's Revolving Percentage shall be the percentage obtained by dividing such Bank's outstanding Revolving Loans by the aggregate outstanding Revolving Loans.

          "S&P" shall mean Standard & Poor's Corporation, or any successor corporation thereto.

          "SEC" shall have the meaning provided in Section
7.01(f).

          "Senior Note Documents" shall mean the 1987 Note Purchase Agreement, the 1988 Note Purchase Agreements, the 1990 Note Purchase Agreement, the 1992 Note Purchase Agreements and the 1993 Indenture; in each case to the extent that any such agreement or document is in effect at such time.

          "Senior Notes" shall mean, at any time, the 1987
Notes, the 1988 Notes, the 1990 Notes, the 1992 Notes and the
1993 Debentures; in each case to the extent that such Notes are outstanding at such time.

          "Spread" shall mean a percentage per annum in excess of, or less than, an Interest Rate Basis.

          "Spread Borrowing" shall mean a proposed
Competitive Bid Borrowing with respect to which the Borrower has requested that the Bidder Banks offer to make Competitive
Bid Loans at a Spread over or under a specified Interest Rate
Basis.

          "Standby Letter of Credit" shall mean each Existing Letter of Credit identified on Schedule III as a "Standby Letter of Credit," and any letter of credit issued on or after the Effective Date in support of such obligations of the Borrower or any of its Subsidiaries as are reasonably acceptable to the Agent pursuant to documentation satis-factory in form and substance to the respective Standby Letter of Credit Bank, provided that (i) a letter of credit shall not be a Standby Letter of Credit if at the time of issuance of such letter of credit the Stated Amount of such letter of credit, when added to the Standby Letter of Credit Outstandings, would exceed either (x) $5,000,000 or (y) when added to the Trade Letter of Credit Outstandings at such time, the Total Letter of Credit Commitment (the request by the Borrower for a Standby Letter of Credit to constitute a representation and warranty by the Borrower that such limits would not be exceeded after giving effect to the issuance of such Standby Letter of Credit), (ii) a letter of credit shall not be a Standby Letter of Credit if the Standby Letter of Credit Bank issuing same has received written notice from the Agent by no later than the Business Day prior to its issuance of such letter of credit that one or more of the conditions in Section 5.02 is not then satisfied and such notice has not been rescinded by the Agent, (iii) a letter of credit shall cease to be a Standby Letter of Credit upon the expiration date thereof to the extent undrawn on or prior to the expiration date thereof, (iv) a letter of credit shall not be a Standby Letter of Credit if the expiration date thereof is later than the Maturity Date, (v) a letter of credit issued for the account of a Subsidiary of the Borrower shall not be a Standby Letter of Credit, unless the obligations of such Subsidiary in respect thereof are guaranteed by the Borrower pursuant to documentation satisfactory in form and substance to the Agent and (vi) a letter of credit issued by a Standby Letter of Credit Bank shall not be a Standby Letter of Credit if, after giving effect to the issuance thereof, the Standby Letter of Credit Outstandings in respect of Standby Letters of Credit issued by such Standby Letter of Credit Bank would exceed the Maximum Standby Issuance Amount of such Standby Letter of Credit Bank as in effect at such time.

          "Standby Letter of Credit Bank" shall mean each of the Banks listed in Part A of Schedule IX, it being understood and agreed that Schedule IX may be modified from time to time by the Borrower (including, without limitation, by adding new Standby Letter of Credit Banks thereto and/or by increasing, reducing or terminating the Maximum Standby Issuance Amounts of the Standby Letter of Credit Banks) by delivering a new Schedule IX to the Agent (with such new
Schedule IX to become effective on the Business Day following such delivery or such later date as shall be specified therein by the Borrower); provided that (a) no Bank may be added to Schedule IX as a Standby Letter of Credit Bank without the prior written consent of such Bank, (b) no Standby Letter of Credit Bank's Maximum Standby Issuance Amount may be increased without the prior written consent of such Standby Letter of Credit Bank unless concurrent with such increase such Standby Letter of Credit Bank's Maximum Trade Issuance Amount is reduced by an amount equal to or greater than the amount of such increase, and (c) no Standby Letter of Credit Bank's Maximum Standby Issuance Amount may be reduced to an amount that is less than the Standby Letter of Credit Outstandings at such time in respect of Standby Letters of Credit issued by such Standby Letter of Credit Bank. By agreeing to become a Standby Letter of Credit Bank, each such Bank will be deemed to have agreed to (i) issue Standby Letters of Credit in accordance with, and on the terms set forth in, Section 2 and (ii) provide the informa-tion required to be provided by Standby Letter of Credit Banks pursuant to Section 2.07.

          "Standby Letter of Credit Fee" shall have the meaning provided in Section 3.01(c).

          "Standby Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (x) the aggre-gate Stated Amount of all outstanding Standby Letters of Credit and (y) the aggregate amount of all Unpaid Drawings in respect of Standby Letters of Credit.

          "Stated Amount" of each Letter of Credit shall mean, at the time of any determination, the maximum amount then available to be drawn thereunder (without regard to whether any conditions to drawing could then be met).

          "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (ir-respective of whether or not at the time stock of any class or classes of such corporation shall have or might have vot-ing power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsid-iaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless the context indicates otherwise, all references herein to Subsidiaries are refer-ences to Subsidiaries of the Borrower.

          "Taxes" shall have the meaning provided in Section
4.04.

          "Total Capitalization" shall mean, at any time, the sum of (i) Total Indebtedness at such time, plus (ii) the Borrower's Net Worth at such time, plus (iii) all amounts that would be included in Net Worth of the Borrower but for the proviso contained in the definition of "Net Worth."

          "Total Commitment" shall mean, at any time, the sum of the Commitments of each of the Banks.

          "Total Indebtedness" shall mean, at any time, the sum of all Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis (including without limitation long-term Indebtedness and working capital Indebtedness); provided, that no Indebtedness attributable to Trade Letters of Credit shall be included in any computation of Total Indebtedness of the Borrower, except in the case of Unpaid Drawings existing for more than two Business Days.

          "Total Letter of Credit Commitment" shall mean, at any time, the sum of the Letter of Credit Commitments of each of the Banks.

          "Total Revolving Commitment" shall mean, at any time, the sum of the Revolving Commitments of each of the Banks.

          "Total Unutilized Letter of Credit Commitment" shall mean at any time for the determination thereof an amount equal to (x) the Total Letter of Credit Commitment at such time less (y) all Letter of Credit Outstandings at such time.

          "Total Unutilized Revolving Commitment" shall mean at any time for the determination thereof an amount equal to
(x) the Total Revolving Commitment at such time less (y) the sum of (i) the aggregate outstanding principal amount of Revolving Loans and (ii) the aggregate outstanding principal amount of Competitive Bid Loans.

          "Trade Letter of Credit" shall mean each Existing Letter of Credit identified on Schedule III as a "Trade Letter of Credit," and any trade letter of credit issued on or after the Effective Date in support of trade obligations of the Borrower or any of its Subsidiaries incurred in the ordinary course of business by a Trade Letter of Credit Bank pursuant to standard trade letter of credit documentation of such Trade Letter of Credit Bank, which documentation shall provide that the Trade Letter of Credit Bank issuing such letter of credit shall have a security interest in the documents presented under, and the goods supported by, such letter of credit, provided that (i) a letter of credit shall not be a Trade Letter of Credit if at the time of the issuance of such letter of credit the Stated Amount of such letter of credit, when added to (x) the Trade Letter of Credit Outstandings at such time and (y) the Standby Letter of Credit Outstandings at such time, would exceed the Total Letter of Credit Commitment at such time (the request by the Borrower for a Trade Letter of Credit to constitute a representation and warranty by the Borrower that such limits would not be exceeded after giving effect to the issuance of such Trade Letter of Credit), (ii) a letter of credit shall not be a Trade Letter of Credit if the Trade Letter of Credit Bank issuing same has received written notice from the Agent by no later than the Business Day prior to its issuance of such letter of credit that one or more of the conditions in
Section 5.02 is not then satisfied and such notice has not been rescinded by the Agent, (iii) a letter of credit shall cease to be a Trade Letter of Credit 30 days after the expiration date thereof to the extent undrawn on or prior to such date, (iv) a letter of credit shall not be a Trade Letter of Credit if the expiration date thereof is later than the earlier of (x) the date 270 days after the date such letter of credit is issued and (y) the Maturity Date, (v) a letter of credit issued for the account of a Subsidiary of the Borrower shall not be a Trade Letter of Credit unless the obligations of such Subsidiary in respect thereof are guaranteed by the Borrower pursuant to documentation satis-factory in form and substance to the Agent and (vi) a letter of credit issued by a Trade Letter of Credit Bank shall not be a Trade Letter of Credit if, after giving effect to the issuance thereof, the Trade Letter of Credit Outstandings in respect of Trade Letters of Credit issued by such Trade Letter of Credit Bank would exceed the Maximum Trade Issuance Amount of such Trade Letter of Credit Bank as in effect at such time.

          "Trade Letter of Credit Bank" shall mean each of the Banks listed in Part B of Schedule IX, it being understood and agreed that Schedule IX may be modified from time to time by the Borrower (including, without limitation, by adding new Trade Letter of Credit Banks thereto and/or by increasing, reducing or terminating the Maximum Trade Issuance Amounts of the Trade Letter of Credit Banks) by delivering a new Schedule IX to the Agent (with such new
Schedule IX to become effective on the Business Day following such delivery or such later date as shall be specified therein by the Borrower); provided that (a) no Bank may be added to Schedule IX as a Trade Letter of Credit Bank without the prior written consent of such Bank, (b) no Trade Letter of Credit Bank's Maximum Trade Issuance Amount may be increased without the prior written consent of such Trade Letter of Credit Bank unless concurrent with such increase such Trade Letter of Credit Bank's Maximum Standby Issuance Amount is reduced by an amount equal to or greater than the amount of such increase, and (c) no Trade Letter of Credit Bank's Maximum Trade Issuance Amount may be reduced to an amount that is less than the Trade Letter of Credit Outstandings at such time in respect of Trade Letters of Credit issued by such Trade Letter of Credit Bank. By agreeing to become a Trade Letter of Credit Bank, each such Bank will be deemed to have agreed to (i) issue Trade Letters of Credit in accordance with, and on the terms set forth in,
Section 2 and (ii) provide the information required to be provided by Trade Letter of Credit Banks pursuant to Section 2.07.

          "Trade Letter of Credit Fee" shall have the meaning provided in Section 3.01(c).

          "Trade Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (x) the aggre-gate Stated Amount of all outstanding Trade Letters of Credit and (y) the aggregate amount of all Unpaid Drawings in respect of Trade Letters of Credit.

          "Type" shall mean any type of Revolving Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan, a CD Rate Loan or a Euro-dollar Loan.

          "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

          "United States" and "U.S." shall each mean the United States of America.

          "Unpaid Drawings" shall have the meaning provided in Section 2.04(a).

          "Unutilized Revolving Commitment" shall mean, for any Bank, at any time, an amount equal to (i) such Bank's Revolving Percentage multiplied by the Available Total Revolving Commitment at such time less (ii) the aggregate principal amount of all Revolving Loans made by such Bank and then outstanding.

          "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

          10.02 Principles of Construction. (a) All refer-ences to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless other-wise specified.

          (b) All accounting terms not specifically defined herein shall be construed in accordance with generally ac-cepted accounting principles in the United States in con-formity with those used in the preparation of the financial statements referred to in Section 6.05(a).

          SECTION 11.  The Agent.

          11.01 Appointment. The Banks hereby designate Bankers Trust Company as Agent to act as specified herein and in the other Credit Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its officers, directors, agents or employees.

          11.02 Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. Neither the Agent nor any of its offi-cers, directors, agents or employees shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein.

          11.03 Lack of Reliance on the Agent. Indepen-dently and without reliance upon the Agent, each Bank, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and, except as expressly provided in this Agreement, the Agent shall have no duty or responsibility, either initially or on a continu-ing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans, or at any time or times thereafter. The Agent shall not be responsible to any Bank for any recitals, statements, information, representa-tions or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforce-ability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the finan-cial condition of the Borrower or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or the existence or possible existence of any Default or Event of Default.

          11.04 Certain Rights of the Agent. If the Agent shall request instructions from the Required Banks with re-spect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agent shall be entitled to refrain from such act or tak-ing such action unless and until the Agent shall have re-ceived instructions from the Required Banks; and the Agent shall not incur liability to any Person by reason of so re-fraining. Without limiting the foregoing, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Banks.

          11.05 Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by it.

          11.06 Indemnification. To the extent the Agent is not reimbursed and indemnified by the Borrower, the Banks will reimburse and indemnify the Agent, in proportion to their respective initial Commitments, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

          11.07 The Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Agent shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Banks," "Required Banks," "holders of Notes," or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any Affiliate of the Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

          11.08 Holders. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

          11.09 Resignation by the Agent. (a) The Agent may resign from the performance of all its functions and duties hereunder and under the other Credit Documents at any time by giving 15 Business Days' prior written notice to the Borrower and the Banks. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses
(b) and (c) below or as otherwise provided below.

          (b) Upon any such notice of resignation, the Required Banks shall appoint a successor Agent hereunder and thereunder who shall be a Bank reasonably acceptable to the Borrower.

          (c) If a successor Agent shall not have been so appointed within such 15 Business Day period, the Agent, with the consent of the Borrower, shall then appoint another Bank as successor Agent who shall serve as Agent hereunder or thereunder until such time, if any, as the Required Banks appoint a successor Agent as provided above.

          (d) If no successor Agent has been appointed pur-suant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Agent, the Agent's resignation shall become effective and the Banks shall thereafter perform all the duties of the Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Banks appoint a successor agent as provided above.

          SECTION 12.  Miscellaneous.

          12.01 Payment of Expenses, etc. The Borrower shall: (i) whether or not the transactions herein contem-plated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent in connection with the prep-aration, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any actual or proposed amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of counsel for the Agent) and shall pay all reasonable out-of-pocket costs and expenses of the Agent and each Bank in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for the Agent and for each of the Banks); (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) indemnify the Agent and each Bank, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Agent or any Bank is a party thereto) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but ex-cluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross ne-gligence or willful misconduct of the Person to be indem-nified).

          12.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Bank is hereby au-thorized at any time or from time to time, without present-ment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebt-edness at any time held or owing by such Bank (including without limitation by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and lia-bilities of the Borrower to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Bank pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

          12.03 Notices. Except as otherwise expressly pro-vided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to the Borrower, at its address specified opposite its signature below; if to any Bank, at its Base Rate Lending Office spe-cified opposite its name on Schedule II; and if to the Agent, at its Notice Office; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by over-night courier, be effective two days after being deposited in the mails, on the day after being delivered to the telegraph company, cable company or overnight courier, as the case may be, or when sent by telex or telecopier or delivered, except that notices and communications to the Agent shall not be effective until received by the Agent.

          12.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that the Borrower may not assign or transfer any of its rights and obligations here-under without the prior written consent of the Banks. Notwithstanding the foregoing, nothing in this Section 12.04 shall prevent or prohibit any Bank from pledging its rights under this Agreement and/or its Loans and/or Note hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank.

          (b)  Each Bank may transfer, assign or grant
participations in its rights hereunder and under the Notes, provided, that any participation granted in any part of a Bank's Commitment must consist of a pro rata participation in a portion of such Bank's Revolving Commitment and Letter of Credit Commitment and, provided further, that such Bank shall remain a "Bank" for all purposes hereunder (and may not transfer or assign its Commitment hereunder except pursuant to clause (c) below) and the participant shall not constitute a "Bank" hereunder and no Bank shall transfer, grant or as-sign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement except to the extent such amendment or waiver would
(i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, (ii) reduce the rate of interest thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates) or Fees, or reduce the principal amount thereof or
(iii) increase the Commitment in which such participant is participating over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Commitment or the Total Letter of Credit Commitment or of a mandatory prepayment shall not constitute a change in the terms of any Commitment and that an increase in any Commitment shall be permitted without the consent of any participant if such participant's participation is not increased as a result thereof). In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.11, 1.12, 2.05 and 4.04 of this Agreement to the extent that such Bank would be entitled to such benefits if the participation had not been entered into or sold.

          (c)  Notwithstanding anything to the contrary in
Section 12.04(a) or (b), any Bank may assign a portion of its Commitment and its rights and obligations hereunder or under its Notes; provided, however, that (i) no Bank may effect such an assignment without the prior written consent of the Borrower and the Agent, neither of which consents shall be unreasonably withheld, provided that no consent of the Borrower or the Agent shall be required in connection with an assignment by a Bank to a Bank Affiliate of such Bank, (ii) any such assignment shall be in the aggregate of at least $10,000,000, (iii) any assignment of any part of a Bank's Commitment must consist of a pro rata assignment of a portion of such Bank's Revolving Commitment and Letter of Credit Loan Commitment and (iv) any assignment pursuant to this clause
(c) will not become effective until the payment to the Agent by either the assigning or the assignee Bank of a nonrefundable assignment fee of $2,500. If any Bank so sells or assigns all or a part of its rights hereunder or under its Notes, any reference in this Agreement or such Notes shall thereafter refer to such Bank and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Bank. Each assignment pursuant to this Section 12.04(c) shall be effected by the assigning Bank and the assignee Bank executing an Assignment and Assumption Agreement substantially in the form of Exhibit E (appropriately completed.) At the same time of any assignment pursuant to this Section 12.04(c), (i) Schedules I and II shall be deemed to be amended to reflect the Commitment of the respective assignee (which shall result in a direct reduction of the Commitment of the assigning Bank) and of the other Banks and to reflect the Applicable Lending Offices of such assignee and (ii) if requested by the assignee or the assigning Bank, the Borrower will issue new Notes to the respective assignee and to the assigning Bank in conformity with the requirements of Section 1.06. Each Bank and the Borrower agree to execute such documents (including, without limitation, amendments to this Agreement and the other Credit Documents) as shall be necessary to effect the foregoing.

          12.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Bank or any holder of a Note in exercising any right, power or privilege here-under or under any other Credit Document and no course of dealing between the Borrower and the Agent or any Bank or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document pre-clude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or there-under. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent or any Bank or the holder of any Note would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or con-stitute a waiver of the rights of the Agent, the Banks or the holder of any Note to any other or further action in any circumstances without notice or demand.

          12.06 Payments Pro Rata. (a) The Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations of the Borrower hereunder, it shall distribute such payment to the Banks pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

          (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the prin-cipal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obliga-tions of the Borrower to such Banks in such amount as shall result in a proportional participation by all of the Banks in such amount; provided that if all or any portion of such ex-cess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          12.07 Calculations; Computations. (a) The finan-cial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with generally ac-cepted accounting principles consistently applied throughout the periods involved (except as set forth in the notes there-to or as otherwise disclosed in writing by the Borrower to the Banks), provided that, except as otherwise specifically provided herein, all computations determining compliance with
Section 8 shall utilize accounting principles and policies in conformity with those used to prepare the historical finan-cial statements delivered to the Banks pursuant to Section 6.05(a).

          (b) All computations of interest in respect of Fixed Rate Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days, and all computations of interest in respect of Base Rate Loans and Fees shall be made on the actual number of days elapsed over a year of 365/366 days.

          (c) For the purpose of computing the Trade Letter of Credit Fee payable pursuant to Section 3.01, all Trade Letters of Credit issued or drawn upon on a day which is not a Business Day shall be deemed to have been issued or drawn, as the case may be, on the immediately succeeding Business Day.

          (d) All determinations of the Stated Amount of Letters of Credit and of the principal amount of Unpaid Drawings, in each case to the extent denominated in a currency other than Dollars, shall be made by converting same into Dollars at (x) in the case of a determination of the Borrower's obligation to reimburse in Dollars a drawing under a Letter of Credit denominated in a currency other than Dollars, the spot exchange rate for the currency in question of the respective Letter of Credit Issuer on the date of such drawing or (y) if the provisions of the foregoing clause (x) are not applicable, the daily average spot exchange rate for the currency in question of the respective Letter of Credit Issuer for the week preceding the week in which any such determination is being made.

          12.08 Governing Law; Submission to Jurisdiction; Venue. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOV-ERNED BY THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. If for any reason the Borrower does not maintain an office in New York City, the Borrower agrees to appoint a designee, appointee and agent in New York City to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding on the terms and for the purposes of this provision satisfactory to the Agent. The Borrower further irrevocably consents to the ser-vice of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address set forth opposite its signature below, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Agent, any Bank or the holder of any Note to serve process in any other manner permitted by law or to commence legal pro-ceedings or otherwise proceed against the Borrower in any other jurisdiction.

          (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause
(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

          12.09 Obligation to Make Payments in Dollars. The obligations of the Borrower to make payment in Dollars of the principal of and interest on the Notes and any other amounts due hereunder or under any other Credit Document to the Payment Office of the Agent shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than Dollars, except to the extent such tender or recovery shall result in the actual receipt by the Agent at its Payment Office on behalf of the Banks or holders of the Notes or by such Issuing Bank at such offices, as the case may be, of the full amount of Dollars expressed to be payable in respect of the principal of and interest on the Notes and all other amounts due hereunder or under any other Credit Document. The obligations of the Borrower to make payments in Dollars as aforesaid shall be enforceable as an alternative or additional cause of action for the purpose of recovery in Dollars of the amount, if any, by which such actual receipt shall fall short of the full amount of Dollars expressed to be payable in respect of the principal of and interest on the Notes and any other amounts due under any other Credit Document, and shall not be affected by judgment being obtained for any other sums due under this Agreement or under any other Credit Document.

          12.10 Counterparts. This Agreement may be execu-ted in any number of counterparts and by the different par-ties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Agent.

          12.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are in-serted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agree-ment.

          12.12 Amendment or Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Required Banks (and, in the case of terms affecting the Agent, as Agent for the Banks, the Agent); provided, how-ever, that no such change, waiver, discharge or termination shall, without the consent of each Bank affected thereby, (i) extend the final maturity of any Loan, Unpaid Drawing or Note, or extend the expiry date of any Letter of Credit beyond the Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon, or reduce the principal amount thereof, or increase the Commitment of any Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any Commitment of any Bank), (ii) amend, modify or waive any provision of this Section, or Sections 12.01, 12.02, 12.04, 12.06, or
12.07(b), (iii) reduce the percentage specified in the definition of Required Banks or (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, except pursuant to a merger or consolidation in accordance with Section 8.02, as the same may be amended from time to time.

          12.13 Survival. All indemnities set forth herein including, without limitation, in Sections 1.11, 1.12, 2.05, 4.04, 11.06 and 12.01 shall survive the execution and deli-very of this Agreement and the Notes and the making and re-payment of the Loans.

          12.14 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Bank.

          12.15  Waiver of Jury Trial.  EACH OF THE PARTIES
TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A
TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM
ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER
CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR
THEREBY.

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

1290 Avenue of the Americas      PHILLIPS-VAN HEUSEN
New York, New York  10019          CORPORATION
Telephone: (212) 541-5200
Telecopy:  (212) 468-7398
Attn:  Irwin Winter              By/s/ Pamela N. Hootkin
with a copy to:                    Title:  Vice President
Pamela N. Hootkin


                                 BANKERS TRUST COMPANY,
                                   Individually and as
                                   Agent


                                 By/s/ Priscilla Newbury
                                   Title:  Vice President


                                 THE BANK OF NEW YORK


                                 By/s/ Russell A. Burr
                                   Title:  Senior Vice
                                           President


                                 THE CHASE MANHATTAN
                                   BANK, N.A.


                                 By/s/ Edward F. McNulty
                                   Title:  Managing Director


                                 CHEMICAL BANK


                                 By/s/ Hans von Nolde
                                   Title:  Vice President

                                 CITIBANK, N.A.


                                 By/s/ Theodore J. Beck
                                   Title:  Vice President


                                 CORESTATES BANK, N.A.


                                 By/s/ Donna J. Emhart
                                   Title:  Commercial Officer

                                                       SCHEDULE I



                           COMMITMENTS




                             Revolving           Letter of Credit
Bank                         Commitment             Commitment

BANKERS TRUST COMPANY      $ 16,666,666.65        $ 25,000,000.00

THE BANK OF NEW YORK       $ 16,666,666.67        $ 25,000,000.00

THE CHASE MANHATTAN
 BANK, N.A.                $ 16,666,666.67        $ 25,000,000.00

CHEMICAL BANK              $ 16,666,666.67        $ 25,000,000.00

CITIBANK, N.A.             $ 16,666,666.67        $ 25,000,000.00

CORESTATES BANK, N.A.      $ 16,666,666.67        $ 25,000,000.00



Total                      $100,000,000.00        $150,000,000.00

                                                SCHEDULE IX



       LETTER OF CREDIT ISSUERS AND ISSUANCE AMOUNTS



Part A:   Standby Letters of Credit


Standby Letter of                  Maximum Standby Issuance
   Credit Bank                              Amount
















Part B:   Trade Letters of Credit


Trade Letter of                    Maximum Trade Issuance
 Credit Banks                               Amount

                                                EXHIBIT A-1


                FORM OF NOTICE OF BORROWING


                                                     [Date]

Bankers Trust Company,
  As Agent for the Banks
280 Park Avenue
New York, New York 10017

              Attention:____________________

Ladies and Gentlemen:

     The undersigned, Phillips-Van Heusen Corporation, refers to the Credit Agreement, dated as of December 16, 1993 (as amended from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, the Banks named therein and you, and hereby gives you notice, irrevocably, pursuant to Section
1.03 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section
1.03 of the Credit Agreement:

          (i)  The aggregate principal amount of the Proposed
     Borrowing is $_____________________.

          (ii) The Business Day of the Proposed Borrowing is
     ___________, 199_.

          (iii)  The Proposed Borrowing is to consist of
     _____________________________________________.1/

          (iv) The initial Interest Period for the Proposed
     Borrowing is [____ days] [____ months].2/


1/ Specify whether Proposed Borrowing shall be initially maintained as Base Rate Loans, CD Rate Loans or Eurodollar
Loans.

2/  Include only if Proposed Borrowing is for Fixed Rate
Loans.

                                                EXHIBIT A-1
                                                     Page 2


     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

          (A) all representations and warranties contained in the Credit Agreement or in the other Credit Documents are true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

          (B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed
Borrowing or from the application of the proceeds therefrom.

                         Very truly yours,

                         PHILLIPS-VAN HEUSEN CORPORATION



                         By___________________________
                           Title:

                                                EXHIBIT A-2



        FORM OF NOTICE OF COMPETITIVE BID BORROWING


To [the Bid Agent] [each of the Bidder Banks under and as defined in the Credit Agreement referred to below, and to Bankers Trust
Company as Agent for such Banks]

Ladies and Gentlemen:

          The undersigned, Phillips-Van Heusen Corporation, refers to the Credit Agreement, dated as of December 16, 1993 (as amended from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, the Banks named therein and Bankers Trust Company, as Agent, and hereby gives you notice pursuant to Section 1.04 of the Credit Agreement, that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in connection therewith sets forth below the information relating to such Competitive Bid Borrowing (the "Proposed Competitive Bid Borrowing") as required by Section
1.04 of the Credit Agreement:

          (i)  The aggregate principal amount of the Proposed
     Competitive Bid Borrowing is $_____________________.

          (ii) The Business Day of the Proposed Competitive
     Bid Borrowing is ___________, 199_.

          (iii)  The maturity date with respect to the
     Proposed Competitive Bid Borrowing is ______________,
     19__.1/



1/ Such maturity date may not be earlier than one month, in the case of a Spread Borrowing, and one day, in the case of an Absolute Rate Borrowing, after the date of the Proposed Competitive Bid Borrowing listed in (ii) above, or later than the earlier to occur of (x) 360 days after the date of such Proposed Competitive Bid Borrowing and (y) three Business Days prior to the Maturity Date.

                                                EXHIBIT A-2
                                                     Page 2


          (iv) The interest payment date(s) relating to the Proposed Competitive Bid Borrowing is (are)__________
     __, 19__.

          (v) The basis to be used by the Bidder Banks in determining the rate or rates of interest to be offered by the Bidder Banks with respect to the Proposed Competitive Bid Borrowing is:_________________________
     ___________________________________________________.2/

          (vi) Additional terms, if any, applicable to the Proposed Competitive Bid Borrowing are as follows:


     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid Borrowing:

          (A) all representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects, before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

          (B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed
Competitive Bid Borrowing or from the application of the proceeds therefrom.

                         Very truly yours,

                         PHILLIPS-VAN HEUSEN CORPORATION



                         By___________________________
                           Title:




2/ Specify whether Proposed Competitive Bid Borrowing shall be an Absolute Rate Borrowing or a Spread Borrowing.

                                                  EXHIBIT B

                       FORM OF NOTE

$________________________                New York, New York
                                           _______ __, 1993

          FOR VALUE RECEIVED, PHILLIPS-VAN HEUSEN
CORPORATION, a Delaware corporation (the "Company"), hereby promises to pay to the order of ______________________ (the "Bank"), in lawful money of the United states of America in immediately available funds, at the office of Bankers Trust Company (the "Agent") located at One Bankers Trust Plaza, New York, New York 10006, the principal sum of $_____ (____________________________________ DOLLARS) or, if less, the unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement referred to below) made by the Bank pursuant to the Credit Agreement, such principal amount to be payable on the Maturity Date (as defined in the Credit Agreement).

          The Company promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in the Credit Agreement.

          This Note is one of the Notes referred to in the Credit Agreement, dated as of December 16, 1993, among the Company, the Agent, the Bank and the other lending institutions party thereto (as from time to time in effect, the "Credit Agreement"), and is entitled to the benefits thereof and shall be subject to the provisions thereof. As provided in the Credit Agreement, this Note is subject to prepayment, in whole or in part.

          In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

          The Company hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

          This Note shall be construed in accordance with and be governed by the law of the State of New York.

                         PHILLIPS-VAN HEUSEN CORPORATION

                         By________________________
                           Title:

                                                  EXHIBIT C

            [Form of Rosenman & Colin Opinion]



                                          December __, 1993


The Banks Party to the
Credit Agreement referred to below:

     Re:  Phillips-Van Heusen Corporation

Ladies and Gentlemen:

          We have acted as counsel to Phillips-Van Heusen Corporation, a Delaware corporation (the "Borrower"), in connection with the negotiation and execution of the Credit Agreement, dated as of December 16, 1993 (the "Credit Agreement"), among the Borrower, Bankers Trust Company, as Agent (the "Agent"), and the Banks named therein (the "Banks"). This opinion is furnished to you at the request of the Borrower pursuant to Section 5.01(c) of the Credit Agreement. Unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement are used herein as so defined.

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Credit Agreement, the Notes, the 1992 Note Purchase Agreements, the 1993 Indenture and such other documents, certificates, records and instruments as we have deemed appropriate in order to enable us to express the opinions hereinafter set forth. In our examination we have assumed without independent investigation or verification of any kind the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. In addition, as to any facts material to such opinions, we have relied upon certificates, affidavits, oaths and declarations of public officials and officers or other representatives of the Borrower and the corporate records of the Borrower and have made no other independent investigation of such facts.

The Banks Party to the
Credit Agreement referred to below                EXHIBIT C
December 16, 1993                                    Page 2


          Based upon and subject to the foregoing, we are of the opinion that:

          1. The Borrower is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware and has the corporate power to own its property and assets and to transact the business in which it is engaged.

          2.  The Borrower has the corporate power to
execute, deliver and carry out the terms and provisions of each of the Credit Documents and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of the Credit Documents. The Borrower has duly executed and delivered each of the Credit Documents (except for Letter of Credit Documents to be executed after the date hereof) and each such Credit Document (except for Letter of Credit Documents to be executed after the date hereof) constitutes its legal, valid and binding obligation enforceable in accordance with its terms (subject to bankruptcy, insolvency, moratorium, reorganization or similar laws in effect from time to time affecting creditors' rights generally and subject to general equitable principles, whether considered in a proceeding at law or in equity).

          3. Neither the execution, delivery or performance by the Borrower of the Credit Documents, nor compliance by it with the terms and provisions thereof, (i) will in any material respect violate any provision of any applicable law, statute, rule or regulation or, to the extent of our knowledge, no independent inquiry having been made, any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of the 1992 Note Purchase Agreements, the 1993 Indenture or any other indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument known to us, no independent inquiry having been made, to which the Borrower is a party or by which it or any of its property or assets is bound or to which it may be subject or

The Banks Party to the
Credit Agreement referred to below                EXHIBIT C
December 16, 1993                                    Page 3


(iii) will violate any provisions of the Certificate of Incorporation or By-Laws of the Borrower.

          4.  No order, consent, approval, license,
authorization or validation of, or filing, recording or registration with (except as have been obtained or made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with (i) the execution, delivery and performance of any Credit Documents or (ii) the legality, validity, binding effect or enforceability of any Credit Documents.

          5. Neither the making of any Loan nor the use of the proceeds thereof will violate the provisions of Regulations G, T, U or X of the Board of Governors of the
Federal Reserve System.

          6. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          7. The Borrower is not a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          We hereby confirm to you that, to our knowledge, except as disclosed in the Credit Agreement or an exhibit, annex or schedule thereto, there are no actions, suits or proceedings pending or overtly threatened in writing against the Borrower or any of its Subsidiaries (i) with respect to any Credit Document or (ii) that would materially and adversely affect the business, operations, property, assets or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

          As used in this opinion, the term "to our knowledge" means actual knowledge of information by the attorney who has signed this opinion or any attorney who has had active involvement in the preparation of this opinion or has given substantive legal attention to representation of the Borrower in connection with the transactions contemplated by the Credit Agreement.

The Banks Party to the
Credit Agreement referred to below                EXHIBIT C
December 16, 1993                                    Page 4


          We express no opinion herein except with respect to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States of America.

                              Very truly yours,

                              ROSENMAN & COLIN


                              By_________________________

                                                        EXHIBIT D


                 [Form of Officers' Certificate]


                 PHILLIPS-VAN HEUSEN CORPORATION



          I, the undersigned, __________________ of Phillips-Van
Heusen Corporation, a Delaware corporation (the "Company"), DO
HEREBY CERTIFY that:

          1. This Certificate is furnished pursuant to Section 5.01(d) of that certain Credit Agreement, dated as of December 16, 1993, among the Company, the Banks party thereto, and Bankers Trust Company, as Agent (such Credit Agreement, as in effect on the date of this Certificate, being herein called the "Credit Agreement"). Unless otherwise defined herein capitalized terms used in this certificate have the meanings assigned to those terms in the Credit Agreement.

          2. The below-named persons have been duly elected, have been duly qualified as and at all time since _______________ (to and including and date hereof) officers of the Company, holding the respective offices below set opposite their names, and the signatures below set opposite their names are their genuine signatures.

       Name              Office            Signature



          3. Attached hereto as Exhibit A is a copy of the Certificate of Incorporation of the Company as filed in the Office of the Secretary of State of the State of Delaware on _____________, together with all amendments thereto adopted through the date hereof.

          4. Attached hereto as Exhibit B is a true and correct copy of the By-Laws of the Company as in effect on _____________, together with all amendments thereto adopted through the date hereof.

          5. Attached hereto as Exhibit C is a true and correct copy of resolutions duly adopted by the Board of Directors of the Company at a meeting duly called and held on ________________, 1993, at which a quorum was present and acting throughout, which resolutions have not been revoked, modified, amended or rescinded and are still in full force and effect. Except as attached hereto as Exhibit C, no resolutions have been adopted by the Board of

                                                        EXHIBIT D
                                                           Page 2


Directors of the Company or any committee thereof which deal with the execution, delivery or performance of any of the Credit
Documents.

          6. On the date hereof, all representations and warranties contained in the Credit Agreement or in the other Credit Documents are true and correct, both before and after giving effect to each Borrowing to be incurred on the date hereof and the application of the proceeds therefrom.

          7. On the date hereof, no Default or Event of Default has occurred and is continuing, or would result from the Borrowing to be incurred on the date hereof or from the application of the proceeds therefrom.

          8. I know of no proceeding for the dissolution or liquidation of the Company or threatening its existence.


          IN WITNESS WHEREOF, I have hereunto set my hand this __th day of December, 1993.





                              By___________________________
                                Name:
                                Title:

                                                        EXHIBIT D
                                                           Page 3


I, the undersigned, Assistant Secretary of the Company, DO HEREBY
CERTIFY that:

          1.   ______________ is the duly elected and qualified
______________________________ of the Company and the signature above is his genuine signature.

          2. The certifications made by _____________ in items 2, 3, 4 and 5 above are true and correct.

          3. I know of no proceeding for the dissolution or liquidation of the Company or threatening its existence.


          IN WITNESS WHEREOF, I have hereunto set my hand this _____ day of December, 1993.



                              _____________________________
                              Name:
                              Title:

                                                  EXHIBIT E


        FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT


DATE:  ________, 19__


          Reference is made to the Credit Agreement described in Item 2 of Annex I annexed hereto (as such agreement may hereafter be amended, modified or supplemented from time to time, the "Credit Agreement"). Unless defined in Annex I attached hereto, terms defined in the Credit Agreement are used herein as therein defined. _____________ (the "Assignor") and ______________ (the "Assignee") hereby agree as follows:

          1. The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor's rights and obliga-tions under the Credit Agreement as of the date hereof which represents the percentage interest specified in Item 4 of Annex I (the "Assigned Share") of (x) Assignor's Revolving Commitment, together with all rights and obligations with respect to the Assigned Share of Assignor's outstanding Revolving Loans and (y) Assignor's Letter of Credit Commitment, together with all rights and obligations with respect to the Assigned Share of all outstanding Letters of Credit. After giving effect to such sale and assignment, the Assignee's Revolving Commitment and Letter of Credit Commitment, and the amount of the outstanding Revolving Loans owing to the Assignee, will be as set forth in Item 4 of Annex I.

          2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any liens or security interests; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no respon-sibility with respect to the financial condition of the

                                                  EXHIBIT E
                                                     Page 2

Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto.

          3. The Assignee (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; [and] (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank[; and (v) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].1/

          4. Following the execution of this Assignment and Assumption Agreement by the Assignor and the Assignee, an executed original hereof (together with all attachments) will be delivered to the Agent. The effective date of this Assignment and Assumption Agreement shall be the date of execution hereof by the Assignor and the Assignee and the consent hereof by the Borrower and the Agent and receipt by the Agent of the administrative fee referred to in Section


1/ If the Assignee is organized under the laws of a jurisdiction outside the United States.

                                                  EXHIBIT E
                                                     Page 3


12.04(c) of the Credit Agreement, unless otherwise specified in Item 5 of Annex I hereto (the "Settlement Date").

          5. Upon the delivery of a fully executed original hereof to the Agent, as of the Settlement Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Bank thereunder and under the other Credit Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights (other than rights to indemnification which shall survive) and be released from its obligations under the Credit Agreement and the other Credit Documents.

          6. It is agreed that the Assignee shall be en-titled to (i) all interest on the Assigned Share of the Revolving Loans at the rates specified in Item 6 of Annex I;
(ii) all Commitment Commissions on the Assigned Share of the Revolving Commitment at the rate specified in Item 7 of Annex I; (iii) all Letter of Credit Facility Fees on the Assigned Share of the Letter of Credit Commitment at the rate specified in Item 8 of Annex I; and (iv) all Letter of Credit Fees on the Assignee's participation in all Letters of Credit at the rate specified in Item 9 of Annex I hereto, which, in each case, accrue on and after the Settlement Date, such interest, Commitment Commissions, Letter of Credit Facility Fees and Letter of Credit Fees, to be paid by the Agent directly to the Assignee. It is further agreed that all payments of principal made on the Assigned Share of the Revolving Loans which occur on and after the Settlement Date will be paid directly by the Agent to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing which represents the Assigned Share of the principal amount of the Revolving Loans made by the Assignor pursuant to the Credit Agreement which are outstanding on the Settlement Date, net of any closing costs, and which are being assigned hereunder. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Settlement Date directly between themselves on the Settlement Date.

                                                  EXHIBIT E
                                                     Page 4


          7. THIS ASSIGNMENT AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution also being made on Annex I hereto.


                              [NAME OF ASSIGNOR],
                              as Assignor


                              By____________________________
                                 Title:


                              [NAME OF ASSIGNEE],
                              as Assignee


                              By____________________________
                                 Title:


Acknowledged and Agreed:

PHILLIPS-VAN HEUSEN
  CORPORATION,

By____________________________
   Title:


BANKERS TRUST COMPANY,
  as Agent

By____________________________
   Title:

                                                    ANNEX I


       ANNEX FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

                          ANNEX I


1.   The Borrower:  Phillips-Van Heusen Corporation

2.   Name and Date of Credit Agreement:

     Credit Agreement, dated as of December 16, 1993, among the Banks from time to time party thereto, and Bankers
     Trust Company, as Agent.

3.   Date of Assignment Agreement:

4.   Amounts (as of date of item #3 above):2/

                               Outstanding
                               Principal of  Letter
                    Revolving  Revolving     of Credit
                    Commitment Loans         Commitment

a. Aggregate Amount
    for all Banks   $________  $_________    $________

b. Assigned Share   _________% __________%   _________%

c. Amount of Assigned
    Share           $________  $_________    $________

5. Settlement Date:















2/  Assignments of all or any portion of the Revolving
Commitment must be accompanied by a pro rata assignment of the Assignor's Letter of Credit Commitment.

                                                    ANNEX I
                                                     Page 2


6.   Rate of Interest    As set forth in Section 1.09 of the
     to the Assignee:    Credit Agreement (unless otherwise
                         agreed to by the Assignor and the
                         Assignee)3/

7.   Commitment          As set forth in Section 3.01(a) of
     Commission:         the Credit Agreement (unless
                         otherwise agreed to by the Assignor
                         and the Assignee)4/

8.   Letter of Credit    As set forth in Section 3.01(b) of
     Facility Fees:      the Credit Agreement (unless
                         otherwise agreed to by the Assignor
                         and the Assignee)5/

9.   Letter of Credit    As set forth in Section 3.01(c) of
     Fees:               the Credit Agreement (unless
                         otherwise agreed to by the Assignor
                         and the Assignee)6/




3/ The Borrower and the Agent shall direct the entire amount of the interest to the Assignee at the rate set forth in
Section 1.09 of the Credit Agreement, with the Assignor and Assignee effecting any agreed upon sharing of interest through payments by the Assignee to the Assignor.

4/ The Borrower and the Agent shall direct the entire amount of the commitment Commission to the Assignee at the rate set forth in Section 3.01(a) of the Credit Agreement, with the Assignor and the Assignee effecting any agreed upon sharing of Commitment Fees through payment by the Assignee to the Assignor.

5/ The Borrower and the Agent shall direct the entire amount of the Letter of Credit Facility Fees to the Assignee at the rate set forth in Section 3.01(b) of the effecting any agreed upon sharing of Letter of Credit Facility Fees through payment by the Assignee to the Assignor.

6/ The Borrower and the Agent shall direct the entire amount of the Letter of Credit Fees to the Assignee at the rate set forth in Section 3.01(c) of the Credit Agreement,

                                                    ANNEX I
                                                     Page 3

10.  Notice:

          ASSIGNEE:

               ___________________
               ___________________
               ___________________
               ___________________
               Attention:
               Telephone:
               Telecopier:
               Reference:

     Payment Instructions:

          ASSIGNEE:

               ___________________
               ___________________
               ___________________
               ___________________
               Attention:
               Reference:

Accepted and Agreed:

[NAME OF ASSIGNEE]            [NAME OF ASSIGNOR]


By________________________    By__________________________

  ________________________      __________________________
   (Print Name and Title)        (Print Name and Title)








with the Assignor and the Assignee effecting any agreed upon sharing of Letter of Credit Fees through payment by the Assignee to the Assignor.